                                 AMENDED AND RESTATED

                             AGREEMENT AND PLAN OF MERGER


                                        among


                                    4HEALTH, INC.

                                    IRWIN NATURALS

                                         and

                                      KLEE IRWIN





                                     May 22, 1998

                                  TABLE OF CONTENTS

                                      ARTICLE I

                                        MERGER

    SECTION 1.01.  The Merger. . . . . . . . . . . . . . . . . . . . . . . .  2
    SECTION 1.02.  Closing; Closing Date; Effective Time . . . . . . . . . .  2
    SECTION 1.03.  Effect of the Merger. . . . . . . . . . . . . . . . . . .  2
    SECTION 1.04.  Articles of Incorporation; Bylaws . . . . . . . . . . . .  3
    SECTION 1.05.  Directors and Officers. . . . . . . . . . . . . . . . . .  3

                                 ARTICLE II

             CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01.  Merger Consideration; Conversion and Cancellation
                   of Securities . . . . . . . . . . . . . . . . . . . . . .  3
    SECTION 2.02.  Exchange and Surrender of Certificates. . . . . . . . . .  5

                                ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF IN AND IRWIN

    SECTION 3.01.  Organization and Qualification; Subsidiaries. . . . . . .  6
    SECTION 3.02.  Articles of Incorporation and Bylaws. . . . . . . . . . .  7
    SECTION 3.03.  Capitalization. . . . . . . . . . . . . . . . . . . . . .  7
    SECTION 3.04.  Authority . . . . . . . . . . . . . . . . . . . . . . . .  8
    SECTION 3.05.  No Conflict; Required Filings and Consents. . . . . . . .  8
    SECTION 3.06.  Permits; Compliance . . . . . . . . . . . . . . . . . . .  9
    SECTION 3.07.  Financial Statements; Financial Results.. . . . . . . . .  9
    SECTION 3.08.  Absence of Certain Changes or Events. . . . . . . . . . . 10
    SECTION 3.09.  Absence of Litigation . . . . . . . . . . . . . . . . . . 10
    SECTION 3.10.  Employee Benefit Plans; Labor Matters.. . . . . . . . . . 11
    SECTION 3.11.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    SECTION 3.12.  Tax and Accounting Matters. . . . . . . . . . . . . . . . 16
    SECTION 3.13.  Certain Business Practices. . . . . . . . . . . . . . . . 17
    SECTION 3.14.  Environmental Matters . . . . . . . . . . . . . . . . . . 17
    SECTION 3.15.  Vote Required . . . . . . . . . . . . . . . . . . . . . . 19
    SECTION 3.16.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 20
    SECTION 3.17.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . 20

    SECTION 3.18.  Properties. . . . . . . . . . . . . . . . . . . . . . . . 20
    SECTION 3.19.  Certain Contracts and Restrictions. . . . . . . . . . . . 21
    SECTION 3.20.  Futures Trading and Fixed Price Exposure. . . . . . . . . 21
    SECTION 3.21.  Information Supplied. . . . . . . . . . . . . . . . . . . 21
    SECTION 3.22.  Securities Laws Representations . . . . . . . . . . . . . 21
    SECTION 3.23.  Intellectual Property . . . . . . . . . . . . . . . . . . 22


                                      ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF 4HEALTH

    SECTION 4.01.  Organization and Qualifications; Subsidiaries . . . . . . 23
    SECTION 4.02.  Articles of Incorporation and Bylaws. . . . . . . . . . . 24
    SECTION 4.03.  Capitalization. . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 4.04.  Authority . . . . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 4.05.  No Conflict: Required Filings and Consents. . . . . . . . 25
    SECTION 4.06.  Permits; Compliance . . . . . . . . . . . . . . . . . . . 26
    SECTION 4.07.  Financial Statements. . . . . . . . . . . . . . . . . . . 26
    SECTION 4.08.  Absence of Certain Changes or Events. . . . . . . . . . . 27
    SECTION 4.09.  Absence of Litigation . . . . . . . . . . . . . . . . . . 28
    SECTION 4.10.  Employee Benefit Plans; Labor Matters . . . . . . . . . . 28
    SECTION 4.11.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    SECTION 4.12.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . 32
    SECTION 4.13.  NSM Listing . . . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 4.14.  Certain Business Practices. . . . . . . . . . . . . . . . 33
    SECTION 4.15.  Environmental Matters . . . . . . . . . . . . . . . . . . 33
    SECTION 4.16.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 34
    SECTION 4.17.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . 34
    SECTION 4.18.  Properties. . . . . . . . . . . . . . . . . . . . . . . . 35
    SECTION 4.19.  Certain Contracts and Restrictions. . . . . . . . . . . . 35
    SECTION 4.20.  Easements . . . . . . . . . . . . . . . . . . . . . . . . 35
    SECTION 4.21.  Futures Trading and Fixed Price Exposure. . . . . . . . . 36
    SECTION 4.22.  Information Supplied. . . . . . . . . . . . . . . . . . . 36
    SECTION 4.23.  Intellectual Property . . . . . . . . . . . . . . . . . . 36
    SECTION 4.24.  Pooling of Interests. . . . . . . . . . . . . . . . . . . 36
    SECTION 4.25.  Exempt Transaction. . . . . . . . . . . . . . . . . . . . 36
    SECTION 4.26.  No Violation of Securities Laws . . . . . . . . . . . . . 37
    SECTION 4.27.  No Investigation. . . . . . . . . . . . . . . . . . . . . 37
    SECTION 4.28.  No Convictions. . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 4.29.  No Restraint. . . . . . . . . . . . . . . . . . . . . . . 37

                                      ARTICLE V

                                      COVENANTS

    SECTION 5.01.  Affirmative Covenants of IN . . . . . . . . . . . . . . . 37
    SECTION 5.02.  Negative Covenants of IN. . . . . . . . . . . . . . . . . 38
    SECTION 5.03.  Affirmative Covenants and Consent of Irwin. . . . . . . . 41
    SECTION 5.04.  Affirmative and Negative Covenants of 4Health.. . . . . . 42
    SECTION 5.05.  Access and Information. . . . . . . . . . . . . . . . . . 45

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

    SECTION 6.01.  Stockholder Approvals.. . . . . . . . . . . . . . . . . . 46
    SECTION 6.02.  Registration Statement; Information.. . . . . . . . . . . 47
    SECTION 6.03.  Appropriate Action; Consents; Filings;
                   Indemnification.. . . . . . . . . . . . . . . . . . . . . 50
    SECTION 6.04.  Tax and Accounting Treatment. . . . . . . . . . . . . . . 53
    SECTION 6.05.  Public Announcements. . . . . . . . . . . . . . . . . . . 53
    SECTION 6.06.  NSM Listing . . . . . . . . . . . . . . . . . . . . . . . 53
    SECTION 6.07.  Stock Resale Agreement. . . . . . . . . . . . . . . . . . 53
    SECTION 6.08.  No Interference . . . . . . . . . . . . . . . . . . . . . 53
    SECTION 6.09.  Form D Filing . . . . . . . . . . . . . . . . . . . . . . 53

                                     ARTICLE VII

                                  CLOSING CONDITIONS

    SECTION 7.01.  Conditions to Obligations of Each Party Under This
                   Agreement . . . . . . . . . . . . . . . . . . . . . . . . 53
    SECTION 7.02.  Additional Conditions to Obligations of 4Health . . . . . 54
    SECTION 7.03.  Additional Conditions to Obligations of IN. . . . . . . . 56

                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . 58
    SECTION 8.02.  Effect of Termination . . . . . . . . . . . . . . . . . . 59
    SECTION 8.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . 59
    SECTION 8.04.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 59
    SECTION 8.05.  Fees, Expenses and Other Payments . . . . . . . . . . . . 59

                                      ARTICLE IX

                                  GENERAL PROVISIONS

    SECTION 9.01.  Effectiveness of Representations, Warranties and
                   Agreements. . . . . . . . . . . . . . . . . . . . . . . . 60
    SECTION 9.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 61
    SECTION 9.03.  Certain Definitions . . . . . . . . . . . . . . . . . . . 61
    SECTION 9.04.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . 62
    SECTION 9.05.  Severability. . . . . . . . . . . . . . . . . . . . . . . 63
    SECTION 9.06.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . 63
    SECTION 9.07.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . 63
    SECTION 9.08.  Parties in Interest . . . . . . . . . . . . . . . . . . . 63
    SECTION 9.09.  Failure or Indulgence Not Waiver;
                   Remedies Cumulative . . . . . . . . . . . . . . . . . . . 63
    SECTION 9.10   Governing Law . . . . . . . . . . . . . . . . . . . . . . 63
    SECTION 9.11   Counterparts. . . . . . . . . . . . . . . . . . . . . . . 63

SCHEDULES

Schedule 1.04            Changes to 4Health Articles and Bylaws
Schedule 1.05            Directors and Officers of Surviving Corporation

IN DISCLOSURE SCHEDULE

Schedule 3.01            Subsidiaries
Schedule 3.03(a)         Reservation of IN Common Stock
Schedule 3.03(b)(iii)    Investments
Schedule 3.03(b)(iv)     Revenue Sharing Agreements
Schedule 3.03(c)         Outstanding Stock Awards
Schedule 3.05            Conflicts
Schedule 3.06            Notifications from Governmental Entities
Schedule 3.07            Contingent Liabilities
Schedule 3.08            Certain Changes
Schedule 3.09            Litigation
Schedule 3.10(d)         Severance Agreements
Schedule 3.11(a)         Tax Exceptions
Schedule 3.11(b)         Tax Proceedings
Schedule 3.11(c)         Tax Elections and Consents, etc.
Schedule 3.14            Environmental Matters
Schedule 3.16            Brokers
Schedule 3.17            Insurance
Schedule 3.18            Properties
Schedule 3.19            Material Contracts
Schedule 3.23            Intellectual Property

4HEALTH DISCLOSURE SCHEDULE

Schedule 4.01            Subsidiaries
Schedule 4.03(a)         Reservation of 4Health Common Stock
Schedule 4.03(b)(i)      Options, Warrants and Rights
Schedule 4.03(b)(ii)     Repurchase and Redemption Obligations, etc.
Schedule 4.03(b)(iii)    Investments
Schedule 4.03(b)(iv)     Revenue Sharing Agreements
Schedule 4.03(b)(v)      Voting Trusts, Proxies
Schedule 4.03(c)         Outstanding Stock Awards
Schedule 4.05            Conflicts
Schedule 4.06            Notifications from Governmental Entities
Schedule 4.08            Certain Changes
Schedule 4.09            Litigation

Schedule 4.10(a)         Employee Benefit Plans
Schedule 4.10(b)         Employee Benefit Liabilities
Schedule 4.10(c)         Labor Matters
Schedule 4.10(d)         Employment Agreement
Schedule 4.10(e)         Medical Benefits
Schedule 4.10(f)         Multiemployer Plans
Schedule 4.10(g)         Changes to Benefit Plans
Schedule 4.11            Taxes
Schedule 4.15            Environmental Matters
Schedule 4.16            Brokers
Schedule 4.17            Insurance
Schedule 4.19            Material Contracts
Schedule 4.23            Intellectual Property

COVENANTS

Schedule 5.02(a)         Employee Matters
Schedule 5.02(b)         Distributions
Schedule 5.02(f)         Asset Dispositions
Schedule 5.02(k)         Obligations
Schedule 5.02(p)         Affiliate Transactions
Schedule 5.02(q)         Commitments
Schedule 5.03(b)(v)      Asset Dispositions
Schedule 5.03(b)(xiv)    Affiliate Transactions
Schedule 5.04(b)(i)      Increase in Benefits
Schedule 5.04(b)(vi)     Asset Sales
Schedule 5.04(b)(xi)     Obligations
Schedule 5.04(b)(xvi)    Affiliate Transactions
Schedule 5.04(b)(xvii)   Commitments
Schedule 6.02(a)         Plan of Distribution

EXHIBITS

Exhibit A      Articles of Merger
Exhibit B      Stock Legend
Exhibit C      Form of Sale Restriction Agreements
Exhibit D      Form of Note
Exhibit E      Form of Indemnity Agreement
Exhibit F      Duncan Employment Agreement
Exhibit G      Irwin Employment Agreement

                            AGREEMENT AND PLAN OF MERGER





     THIS AGREEMENT AND PLAN OF MERGER, effective as of May 22, 1998 (this "Agreement"), amending and restating the Agreement and Plan of Merger dated as of April 2, 1998, by and among 4Health, Inc., a Utah corporation ("4Health"), Irwin Naturals, a California corporation ("IN") and Mr. Klee Irwin, an individual resident in California and the Chief Executive Officer and a principal shareholder of IN ("Irwin"), originally entered into as of December 24, 1997.

                                       RECITALS

          IN, upon the terms and subject to the conditions of this Agreement and in accordance with the Revised Business Corporation Act of the State of Utah ("Utah Law"), will merge with and into 4Health (the "Merger"), and pursuant thereto, the shares of common stock, no par value per share of IN ("IN Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined herein) of the Merger, not owned directly or indirectly by IN or 4Health or their respective subsidiaries, will be converted at the Effective Time into the right to receive an aggregate of 15,750,000 shares of common stock, par value $.01 per share, of 4Health ("4Health Common Stock"), subject to the right of holders of such shares of IN Common Stock (each a "Dissenting IN Stockholder") to seek an appraisal of the fair value thereof as provided in Section 1300 of the General Corporation Law of the State of California ("California Law").

          The Board of Directors of IN has determined that the Merger is consistent with and in furtherance of the long-term business strategy of IN and is fair to, and in the best interests of, IN and its stockholders and has approved and adopted the Merger, this Agreement, and the other transactions contemplated hereby, and has recommended approval of this Agreement by the stockholders of IN.

          The Board of Directors of 4Health has determined that the Merger is consistent with and in furtherance of the long-term business strategy of 4Health and is fair to, and in the best interests of, 4Health and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval of this Agreement by its stockholders.

          For federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986 as amended (the "Code").

          It is intended that the Merger qualify for the "pooling of interests" method of accounting as provided in Accounting Principles Board Opinion No. 16 of the American Institute of Certified Public Accountants and the interpretations issued thereunder as presently in effect.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto agree as follows:

                                     ARTICLE I

                                     THE MERGER


     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Utah Law, at the Effective Time, IN shall be merged with and into 4Health (each a "Constituent Corporation"). As a result of the Merger, the separate corporate existence of IN shall cease and 4Health shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03 hereof.

     SECTION 1.02. CLOSING; CLOSING DATE; EFFECTIVE TIME. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of IN at 10549 West Jefferson Boulevard, Culver City, CA
90232 as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as 4Health and IN may agree. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by executing and filing Articles of Merger, in substantially the form of Exhibit A attached hereto, with the Division of Corporations and Commercial Code of the State of Utah (the date and time of such filing, or such later date or time agreed upon by 4Health and IN and set forth therein, being the "Effective Time"). For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, to the full extent provided under Utah Law, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and any and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     SECTION 1.04. ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the articles of incorporation of 4Health, as amended by the Articles of Merger attached hereto as Exhibit A to make the amendments set forth on
Schedule 1.04 attached hereto, shall be the articles of incorporation of the Surviving Corporation and thereafter shall continue to be its articles of incorporation until amended as provided therein and pursuant to Utah Law.
The bylaws of 4Health, as amended by the Articles of Merger to make the changes set forth in Schedule 1.04 attached hereto, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and in the articles of incorporation and pursuant to Utah Law.

     SECTION 1.06. DIRECTORS AND OFFICERS. Immediately after the Effective Time, the directors of the Surviving Corporation shall be the four individuals identified in Schedule 1.05, classified as set forth opposite their names and a fifth individual who shall be classified as a Class III director with a one year term of office and who will be designated by IN and 4Health no later than the date on which definitive Proxy Materials (as such term is hereinafter defined) are first filed with the Commission (as hereinafter defined) for its review. The officers of the Surviving Corporation shall be the individuals identified in Schedule 1.05, each of the directors and officers to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, in each case until his successor is duly elected or appointed and qualified.

                                   ARTICLE II

                  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 2.01. MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of 4Health, IN, or their respective stockholders:

          (a) Subject to the other provisions of this Article II, each share of IN Common Stock issued and outstanding immediately prior to the Effective Time (excluding any IN Common Stock described in Section 2.01(c) of this Agreement and shares held by any Dissenting IN Stockholder shall be converted into the right to receive 241.37931 shares of 4Health Common Stock (the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of IN Common Stock or 4Health Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination or exchange of shares.

          (b) Notwithstanding any provision of this Agreement to the contrary, each share of IN Common Stock and held in the treasury of IN, and each share of IN Common Stock, owned by 4Health or any direct or indirect wholly owned subsidiary of 4Health immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Subject to the provisions of Section 2.01(e), all shares of IN Common Stock, shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing IN Common Stock, immediately prior to the Effective Time (other than IN Common Stock, described in Section 2.01(b) of this Agreement) (the "Converted Shares" or "Converted Share Certificates," as the case may be) shall thereafter represent the right to receive, subject to Section 2.02(d) of this Agreement, that number of shares of 4Health Common Stock determined pursuant to Section 2.01(a) hereof (the "Merger Consideration"). The holders of Converted Share Certificates shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such Converted Share Certificates shall be exchanged for certificates evidencing whole shares of 4Health Common Stock upon the surrender of such Converted Share Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest.

          (d) All shares of 4Health Common Stock issued to holders of IN Common Stock, in the Merger shall be issued in a transaction intended to qualify for the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities

Act") and Regulation D promulgated thereunder ("Regulation D") and shall be deemed "restricted securities" as defined in Rule 144 promulgated under the Securities Act.

          (e) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of capital stock of IN held by a Dissenting IN Stockholder, who has not voted in favor of nor consented to the Merger and who complies with all the provisions of California Law concerning the right of holders of such stock to dissent from the Merger and require appraisal of their shares, shall not be converted as described in Section 2.01(a) but shall become, at the Effective Time, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting IN Stockholder pursuant to California Law; PROVIDED, HOWEVER, that shares of IN Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting IN Stockholder, who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to California Law shall be deemed to be converted as of the Effective Time, into the right to receive 4Health Common Stock.

     SECTION 2.02.  EXCHANGE AND SURRENDER OF CERTIFICATES.

          (a) Immediately after the Effective Time, 4Health shall deliver to each registered holder of a Converted Share Certificate against delivery by such holder of all of his Converted Share Certificates representing issued and outstanding shares of IN Common Stock a certificate representing that number of whole shares of 4Health Common Stock which such holder has the right to receive in exchange for the Converted Share Certificates surrendered pursuant to the provisions of this Article II (after taking into account all Converted Shares then held by such holder), and the Converted Share Certificates so surrendered shall forthwith be canceled. The certificate representing the 4Health Common Stock shall bear a restrictive legend in the form set forth in Exhibit B. Until surrendered as contemplated by this
Section 2.02, each Converted Share Certificate shall be deemed at any time after the Effective Time to represent only the 4Health Common Stock into which the Converted Shares represented by such Converted Share Certificate have been converted as provided in this Article II.

          (b) After the Effective Time, there shall be no further registration of transfers of IN Common Stock. If, after the Effective Time, certificates representing shares of IN Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for in this Agreement in accordance with the procedures set forth herein.

          (c) Any portion of the Merger Consideration that remains unclaimed by the holders of shares of IN Common Stock, one year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged its shares of IN Common Stock in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of its shares of IN Common Stock. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Converted Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends, interest or other distributions with respect to shares of 4Health Common Stock shall be paid to the holder of any unsurrendered Converted Share Certificates unless and until such Converted Share Certificates are surrendered as provided in this Section 2.02. Upon such surrender, 4Health shall pay, without interest, all dividends and other distributions payable in respect of such shares of 4Health Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

          (e) No fractional shares or certificates or scrip evidencing fractional shares of 4Health Common Stock shall be issued in the Merger or upon the surrender for exchange of Converted Share Certificates, and the Exchange Ratio shall be appropriately adjusted if necessary so that only whole shares of 4Health Common Stock are issued in the Merger to holders of Converted Share Certificates.

                                    ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF IN AND IRWIN

     IN and Irwin, jointly and severally hereby represent and warrant to 4Health that:

     SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of IN and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have an IN Material Adverse Effect. The term "IN Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of IN and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule to be delivered to 4Health by IN and attached hereto and made a part hereof (the "IN Disclosure Schedule") as provided in Section 7.02(i) hereof, sets forth, as of the date hereof, a true and complete list of all IN's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by IN or another subsidiary of IN, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(g) of this Agreement. Except as set forth in Schedule 3.01 to the IN Disclosure Schedule, neither IN nor any of its subsidiaries nor Irwin owns an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of IN and its subsidiaries, taken as a whole. IN is the registered and beneficial owner of all of the issued and outstanding shares of voting capital stock of Applied Nutrition Inc. and Irwin Naturals International, Inc.

     SECTION 3.02. ARTICLES OF INCORPORATION AND BYLAWS to 4Health complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents as presently in effect of IN and each of its subsidiaries. Neither IN nor any of its subsidiaries is in violation of any of the provisions of its articles or any material provision of its bylaws (or equivalent organizational documents).

     SECTION 3.03.  CAPITALIZATION.

          (a) The authorized capital stock of IN consists of One Hundred Thousand (100,000) shares of IN Common Stock, of which Sixty Five Thousand Two Hundred Fifty (65,250) shares are issued and outstanding, and Thirty Four Thousand Seven Hundred Fifty (34,750) shares are held in treasury by IN. No shares of capital stock of IN are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of IN and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of IN or any of its subsidiaries, or any agreement to which IN or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by IN or a subsidiary of IN are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on IN's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

          (b) There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which IN or any of its subsidiaries or Irwin is a party relating to the issued or unissued capital stock of IN or any of its subsidiaries or obligating IN or any of its subsidiaries or Irwin to grant, issue or sell any shares of the capital stock of IN or any of its subsidiaries, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of IN or any of its subsidiaries or Irwin to (i) repurchase, redeem or otherwise acquire any shares of IN Common Stock or other capital stock of IN, or the capital stock or other equity interests of any subsidiary of IN; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of IN or any other person. Except as described in Schedule 3.03(b)(iii) to the IN Disclosure Schedule, neither IN nor any of its subsidiaries or Irwin (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of IN set forth in Schedule 3.01 to the IN Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) to the IN Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of IN or any of its subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies or other agreements or understandings to which IN or any of its subsidiaries or Irwin is or will be a party or by which IN or any of its subsidiaries or Irwin is or will be bound with respect to the voting of any shares of capital stock of IN or any of its subsidiaries.

     SECTION 3.04. AUTHORITY. IN and Irwin each have all requisite corporate power and authority and legal capacity, respectively, to execute and deliver this Agreement, to perform its and his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IN and the consummation by IN of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of IN are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by IN and Irwin, and, assuming the due authorization, execution and delivery thereof by 4Health, constitutes the legal, valid and binding obligation of IN and Irwin enforceable against IN and Irwin in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by IN and Irwin does not, and the consummation of the transactions contemplated hereby in accordance with its terms will not (i) conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of IN or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to IN or any of its subsidiaries or Irwin or by or to which any of their respective properties is bound or subject or (iii) except as described in Schedule 3.05 to the IN Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of IN or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IN or any of its subsidiaries or Irwin is a party or by or to which IN or any of its subsidiaries or Irwin or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not have an IN Material Adverse Effect.

          (b) The execution and delivery of this Agreement by IN and Irwin does not, and consummation of the transactions contemplated hereby will not, require IN or Irwin to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for filing appropriate merger documents as required by California and Utah Laws; and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with IN's performance of its obligations under this Agreement and would not have an IN Material Adverse Effect.

     SECTION 3.06. PERMITS; COMPLIANCE. Each of IN and its subsidiaries and, to IN's and Irwin's knowledge, each third party operator of any of IN's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "IN Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of IN or Irwin, threatened regarding suspension or cancellation of any of the IN Permits, except where the failure to possess, or the suspension or cancellation of, such IN Permits would not have an IN Material Adverse Effect. Neither IN nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to IN or any of its subsidiaries or by or to which any of their respective properties is bound or subject, including, without limitation, the provisions of the Dietary Supplemental Health Education Act of 1994, all consumer product safety Laws, all product labeling Laws and all truth in advertising Laws, or (b) any of the IN Permits, except for any such conflicts, defaults or violations that would not have a IN Material Adverse Effect. During the period commencing on September 30, 1997 and ending on the date hereof, neither IN nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in Schedule 3.06 of the IN Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have an IN Material Adverse Effect.

     SECTION 3.07. FINANCIAL STATEMENTS; FINANCIAL RESULTS. (a) IN's audited consolidated financial statements (including the related notes thereto) for the fiscal years ended December 31, 1995 and December 31, 1996 and the nine months ended September 30, 1997 (the "IN Financial Statements") to be furnished to 4Health pursuant to Section 5.01(d) will (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except (A) to the extent required by changes in generally accepted accounting principles and
(B) as may be indicated in the notes thereto) and (ii) fairly present the financial position of IN as of the respective dates thereof and the result of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements will not necessarily be indicative of the financial position of IN as of the respective dates thereof and the results of operations and cash flows for the periods indicated. Except as set forth in
Schedule 3.07 of the IN Disclosure Schedule, IN has no liabilities or obligations that will be of any nature (whether known or unknown and whether accrued or contingent) except for liabilities or obligations reflected or reserved against in the audited balance sheet dated as of September 30, 1997 including the notes thereto (the "IN Balance Sheet") to be furnished to 4Health pursuant to Section 5.01(d) and current liabilities incurred in the ordinary course of business consistent with past practice since the date of the IN Balance Sheet.

     (b) IN's gross revenues, calculated in accordance with GAAP, earned during the twenty-one (21) month period ended September 30, 1997 exceeded $22,000,000 in the aggregate.

     (c) The sum of (i) IN's earnings before income taxes, depreciation and amortization charges, calculated in accordance with GAAP, plus (ii) any amounts paid by IN to its officers as salary, in each case during the twenty-one (21) month period ended September 30, 1997, exceeded $4,500,000.

     SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as set forth in Schedule 3.08 to the IN Disclosure Schedule, since September 30, 1997 IN and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of IN or any of its subsidiaries; (ii) any material change by IN or any of its subsidiaries in their accounting methods, principles or practices; (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of IN Common Stock or the shares of stock of, or other equity interests in, any subsidiary of IN, or any redemption, purchase or other acquisition by IN or any of its subsidiaries of any of IN's securities or any of the securities of any subsidiary of IN; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of IN or its subsidiaries;
(v) any revaluation by IN or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by IN or any of its subsidiaries into any commitment or transaction material to IN and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby); (vii) any material increase in indebtedness for borrowed money; or (viii) an IN Material Adverse Effect.

     SECTION 3.09.  ABSENCE OF LITIGATION.  Except as set forth in Schedule
3.09 to the IN Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of IN or Irwin, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of IN or Irwin, threatened against IN or any of its subsidiaries or any properties or rights of IN or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have an IN Material Adverse Effect), and neither IN nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of IN or Irwin, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have an IN Material Adverse Effect.

     SECTION 3.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) Neither IN nor any member of any ERISA Group has maintained or contributed to any employee benefit plan (as such term is defined in ERISA
Section 3(3)) during the past five years and neither IN nor any member of its ERISA Group has any liability under Sections 4063, 4069, 4212(c) or 4204 of ERISA with respect to any such employee benefit plan, and IN does not maintain and has not contributed to any other retirement, pension, stock option, stock appreciation rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, insurance, health, welfare or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "IN Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code Section 414(b), (c), (m), or (o) of which IN is or may be a member.

          (b) No event has occurred and, to the knowledge or IN or Irwin, there exists no condition or set of circumstances, in connection with which IN or any member of its ERISA Group could be subject to any liability under the terms of any IN Benefit Plans, ERISA, the Code or any other applicable Law which would have an IN Material Adverse Effect.

          (c) Neither IN nor any member of its ERISA Group, including, without limitation, any of its subsidiaries, is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by IN or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against IN or any of its subsidiaries which may interfere with the respective business activities of IN or any of its subsidiaries. None of IN, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of IN or its subsidiaries, and there is no pending or threatened charge or complaint against IN or any of its subsidiaries by the National Labor Relations Board or any comparable state agency. IN and its subsidiaries are in compliance with all applicable wage and hours Laws, age, race, religious and gender anti-discrimination Laws, employee health and safety Laws and all immigration Laws as regards their respective employees and, there is no pending or, to IN's and Irwin's knowledge, threatened claim, investigations or proceeding involving any alleged violation of any such Law.

          (d) Neither IN nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 3.10(d) to the IN Disclosure Schedule sets forth, and IN has made available to 4Health true and correct copies of, (i) all employment agreements with officers or IN or its subsidiaries; (ii) all agreements with consultants of IN or its subsidiaries obligating IN or any subsidiary to make annual cash payments in an amount exceeding $25,000; (iii) all non-competition agreements with IN or a subsidiary executed by officers of IN; and (iv) all plans, programs, agreements and other arrangements of IN or its subsidiaries with or relating to its directors.

          (e) Neither IN nor any member of its ERISA Group provides retiree medical or retiree life insurance benefits to any person and (y) neither IN nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such IN Benefit Plan or arrangement may be amended or terminated by IN or its subsidiaries at any time without liability.

          (f) Neither IN nor any member of its ERISA Group including, without limitation, any of its subsidiaries, contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA Section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

     SECTION 3.11. TAXES. Except when a failure of any representation made in this Section 3.11 to be true and correct would not result in a liability to IN in excess of (i) $10,000 in the case of a representation known to IN or Irwin to be untrue or incorrect or (ii) $25,000 in the case of a representation not known to IN or Irwin to be untrue or incorrect:

          (a)  Except as set forth in Schedule 3.11(a) of the IN Disclosure
Schedule:

               (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of IN have been duly filed on a timely basis with the appropriate Governmental Entities and such Returns (including all attached statements and schedules) are true, correct and complete. Except to the extent that the applicable statute of limitations with respect thereto has expired, all Taxes (as defined in (f) below) have been paid in full on a timely basis, and no other Taxes are payable by IN with respect thereto for items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time;

               (2) IN has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including any estimated Taxes and withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over all amounts withheld under applicable Laws;

               (3) IN has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662;

               (4) There are no liens on any of the assets of IN with respect to Taxes, other than liens for Taxes not yet due and payable for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established;

               (5)  IN does not have any liability under Treasury Regulation
Section 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which IN is the common parent corporation;

               (6) Except to the extent that the applicable statute of limitations has expired, IN has made available to 4Health complete copies of:
(i) all federal, state and local, as well as any other taxing authority, income tax, sales and use tax, employment tax and franchise tax returns of IN for all periods since the formation of IN (or any predecessor in interest) and all such tax returns of Irwin with respect to the business of IN for periods prior to the formation of IN, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Irwin (with respect to the business of IN) or IN or on its behalf or relating to Taxes; and

               (7) IN does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction so as to be subject to Return filing requirements of such jurisdiction, other than those for which Returns have been furnished to 4Health.

          (b)  Except as disclosed in Schedule 3.11(b) of the IN Disclosure
Schedule:

               (1) There is no audit of any Returns of IN or Irwin (with respect to the business of IN by a governmental or taxing authority in process, pending or, to the knowledge of IN or Irwin, threatened (formally or informally) and no Governmental Entity of any jurisdiction in which IN does not file a Return has claimed that IN is or may be subject to tax in that jurisdiction;

               (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Irwin (with respect to the business of IN) or IN, and no notice (either formally or informally) has been received by Irwin or IN that he or it has not filed a Return or paid Taxes required to be filed or paid by it;

               (3) IN is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved;

               (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of IN;

               (5) No action has been taken that would have the effect of deferring any liability for Taxes for IN from any period prior to the Effective Time to any period after the Effective Time;

               (6) There are no requests for rulings, subpoenas or requests for information pending with respect to the Taxes of IN;

               (7) No power of attorney has been granted by IN, with respect to any matter relating to Taxes;

               (8) IN is not and has never been included in an affiliated group of corporations, within the meaning of Section 1504 of the Code;

               (9) IN is not (nor has it ever been) a party to any tax allocation or sharing agreement between affiliated corporations; and

               (10) The amount of liability for unpaid Taxes of IN for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the IN Balance Sheet.

          (c)  Except as disclosed on Schedule 3.11(c) of the IN Disclosure
Schedule:

               (1) IN is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;

               (2) IN has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 279(a) and (b) of the Code;

               (3) IN has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code;

               (4) No election has been made under Section 338 of the Code with respect to IN and no action has been taken that would result in any income tax liability to IN as a result of a deemed election within the meaning of Section 338 of the Code;

               (5) No consent under Section 341(f) of the Code has been filed with respect to IN;

               (6) IN has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise;

               (7) IN has not disposed of any property that is presently being accounted for under the installment method;

               (8) IN is not a party to any interest rate swap or currency swap;

               (9) IN has not participated in any international boycott as defined in Code Section 999;

               (10) IN is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes;

               (11) IN has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state, local or foreign income tax provisions; and

               (12) IN does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (d) The books and records of IN, including the Returns of IN made available to 4Health, contain accurate and complete information with respect to:

               (1)  All material tax elections in effect with respect to IN;

               (2)  The current tax basis of the assets of IN;

               (3)  The current and accumulated earnings and profits of IN, if any;
                                       15

               (4)  The net operating losses of IN by taxable year, if any;

               (5)  The net capital losses of IN by taxable year, if any;

               (6)  The tax credit carry overs of IN, if any; and

               (7) The overall foreign losses of IN under Section 904(f) of the Code that are subject to recapture, if any.

          (e) The Returns provided by IN to 4Health contain accurate and complete information with respect to any net operating losses and net operating loss carry forwards, if any, and other tax attributes of IN, and the extent to which they are subject to any limitation under Code Sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code Section or the regulations) and, apart from any such limitations and apart from any limitation that would be imposed as a result of the Merger, there is nothing that would prevent IN from utilizing these net operating losses, net operating loss carry forwards or other tax attributes, if any, as so limited if it has sufficient income.

          (f) (1) For purposes of this Agreement the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profit taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

               (2) For the purposes of this Agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

               (3) All references to "IN" in this Section 3.11 shall include all subsidiaries of IN and where appropriate in this Section 3.11, the singular shall include the plural.

      SECTION 3.12.  TAX AND ACCOUNTING MATTERS.

          (a) Neither IN nor, to the knowledge of IN or Irwin, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of Section 368(a) of the Code.

          (b) IN has no plan or intention to acquire the 4Health Common Stock issued in the Merger.

          (c) Subject to Section 8.05(a), IN and the holders of IN Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

          (d) There is no intercorporate indebtedness existing between IN and 4Health that was issued, acquired or will be settled at a discount.

          (e) IN is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

          (f) Except as contemplated by this Agreement, IN will take no action prior to the Effective Time to cease operations or, except in the ordinary course of business, dispose of any of its assets of any of its subsidiaries or current lines of business.

          (g) Neither IN nor any of its subsidiaries or affiliates has taken in the last two years or will take any action prior to the Effective Time which will adversely affect or invalidate the ability of 4Health to account for the Merger using the pooling of interests method of accounting as provided in Accounting Principles Board Opinion No. 16 of the American Institute of Certified Public Accountants and the interpretations issued thereunder as presently in effect ("APB 16").

     SECTION 3.13. CERTAIN BUSINESS PRACTICES. To the best of its knowledge, none of IN, any of its subsidiaries or any directors, officers, agents or employees of IN or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     SECTION 3.14.  ENVIRONMENTAL MATTERS.

          (a) Except for matters disclosed in Schedule 3.14 to the IN Disclosure Schedule and except for matters that would not have or are reasonably not likely to have an IN Material Adverse Effect, to the best knowledge of IN or Irwin:

               (i) The properties, operations and activities of IN and its subsidiaries are in compliance with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws.

               (ii) IN and its subsidiaries and the properties and operations of IN and its subsidiaries are not subject to any existing, pending, or, to IN's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws.

               (iii) IN and its subsidiaries have not agreed, whether by contract or by consent agreement with Governmental Entities or private persons, to undertake investigation, clean up, or remedial activities.

               (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by IN or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of IN or any of its subsidiaries, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and IN and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

               (v) IN and its subsidiaries have not received any notice of noncompliance with respect to any financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Laws.

               (vi) There are no physical or environmental conditions existing on any leased property of IN or its subsidiaries or resulting from IN's or such subsidiaries' operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental Liability.

               (vii) To the extent required by applicable Environmental Laws, all Hazardous Materials generated by IN and its subsidiaries have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials.

               (viii) There has been no exposure of any person or property to Hazardous Materials or any release of Hazardous Materials into the environment by IN or its present or prior subsidiaries or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability.

               (ix) No release or clean up of Hazardous Materials has occurred at IN and its subsidiaries' leased properties which could reasonably be expected to result in the assertion or creation of any lien on the properties by any governmental body or agency or other Governmental Entity with respect thereto, nor has any such lien been asserted or made by any governmental body, agency or entity with respect thereto.

               (x) The operations of each third party operator of any of IN or its subsidiaries' properties are in compliance with the terms of this
Section 3.14.

          (b) IN and its subsidiaries have made available to 4Health all internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of IN or its subsidiaries relating to any of the present or prior properties or operations of IN and its subsidiaries.

          (c) For purposes of this Agreement, the following terms shall be defined as follows:

               (i) "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Entity pertaining to pollution, health, safety, or the environment, including, without limitation, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA"), the Clean Water Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Oil Pollution Act, all as amended, any state laws implementing the foregoing federal laws, any state laws pertaining to, health, safety and waste management including, without limitation, the handling of asbestos, medical waste or disposable products, hydrocarbon products, PCBs or other Hazardous Materials or processing or disposing of wastes or the use, maintenance and closure of pits and impoundments, all other federal, state or local environmental conservation or protection and health and safety laws, and any common law creating liability for environmental conditions. Environmental Laws shall include, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, guidelines, obligations, schedules and timetables contained in Environmental Laws or contained in any regulation, plan, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

               (ii) "Hazardous Materials" shall mean any materials that are regulated by or form the basis of liability under Environmental Laws, and include, without limitation, asbestos, wastes, including, without limitation, medical wastes or disposable products, hazardous substances, pollutants or contaminants, hazardous or solid wastes, hazardous constituents, hazardous materials, toxic substances, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

               (iii) "Environmental Liability" shall mean liabilities, fines, penalties, obligations, consequential damages, responsibilities, response costs, natural resource damages, corrective action costs, reclamation costs, and costs and expenses, known or unknown, absolute or contingent, past, present or future, resulting from any requirement, claim or demand under Environmental Laws or contract.

     SECTION 3.15. VOTE REQUIRED. The only vote or written consent of the holders of any class or series of IN capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote or written consents from the holders of at least a majority of the outstanding shares of IN Common Stock.

     SECTION 3.16. BROKERS. Except as set forth in Schedule 3.16 to the IN Disclosure Schedule and the Notes payable to the order of Messrs. Charles Paz, Roy Dahlen and Ken Bodger, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IN. IN has made or will make available prior to Closing to 4Health a complete and correct copy of all agreements referenced in Schedule 3.16 to the IN Disclosure Schedule pursuant to which such firm or individual will be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 3.17. INSURANCE. Schedule 3.17 to the IN Disclosure Schedule will set forth a true and complete listing of all material policies currently in force, and all other policies under which a claim could be made as of the date hereof (I.E., all occurrence-based policies), for fire, products and environmental or pollution control liability, general liability, vehicle, workers' compensation, directors and officers' liability, title and other insurance owned or held by or covering IN or any of its property, assets, or activities, past or present. As of the date hereof, all of such policies are in full force and effect, and IN has not received any outstanding notice of cancellation or termination with respect to any policy of fire, products or environmental or pollution control liability, general liability, vehicle, workers' compensation, directors' and officers' liability, title and other insurance owned or held by or covering IN or any of its property, assets, or activities, past or present. To the knowledge of IN or Irwin, neither the Merger nor any of the transactions contemplated hereby shall cause the termination or may form the basis for terminating any such insurance policies or insurance coverages presently maintained by IN.

     SECTION 3.18 PROPERTIES. Except as set forth in Schedule 3.18 to the IN Disclosure Schedule, except for liens arising in the ordinary course of business after the date hereof and assets disposed of in the ordinary course of business after the date of the IN Balance Sheet, IN and its subsidiaries have good and marketable title free and clear of all liens, the existence of which would have an IN Material Adverse Effect, to all their material assets, whether tangible or intangible, personal or mixed, reflected in the IN Balance Sheet as being owned by IN and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis held under leases by any of IN or its subsidiaries, are held under valid instruments enforceable by IN or its subsidiaries in accordance with their respective terms. Substantially all of IN's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted. Neither IN nor any of its subsidiaries own any real property and all of IN's and its subsidiaries' interests in real property are subject to valid and binding leases, all of which are in full force and effect, are not in breach by IN or its subsidiaries or, to IN's or Irwin's knowledge, by the lessor thereunder.

          SECTION 3.19. CERTAIN CONTRACTS AND RESTRICTIONS. Other than agreements, contracts or commitments listed elsewhere in the IN Disclosure Schedule, Schedule 3.19 to the IN Disclosure Schedule lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto) to which IN or any of its subsidiaries is a party or by which IN or any of its subsidiaries is bound (i) involving consideration during the next twelve months in excess of $10,000 or (ii) which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of IN and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the IN Disclosure Schedule, (i) IN has fully complied with all material terms and conditions of all agreements, contracts and commitments listed in the IN Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) IN and Irwin have no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

     SECTION 3.20. FUTURES TRADING AND FIXED PRICE EXPOSURE. Neither IN nor any of its subsidiaries is presently engaged in any futures or options trading or is a party to any price, interest rate or currency swaps, hedges, futures or other derivative instruments.

     SECTION 3.21. INFORMATION SUPPLIED. Without limiting any of the representations and warranties contained herein, the representations and warranties of IN contained in this Agreement and the information set forth in the IN Disclosure Schedule is complete and accurate and does not contain any untrue statement of material fact, or omit a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

     SECTION 3.22. SECURITIES LAWS REPRESENTATIONS. Without limiting any of the representations and warranties of 4Health contained herein, Irwin hereby acknowledges and agrees with 4Health that he is familiar with 4Health's assets, business, financial condition, results of operations, and prospects. He is aware of the risks attendant to an investment in the 4Health Common Stock. He has relied solely upon the independent investigations made by him and his representatives and 4Health's representations and warranties set forth herein in making a decision to approve the Merger and to acquire the 4Health Common Stock nad has a full understanding and appreciation of the risks inherent in such a speculative investment. In connection with such investigation, he and his advisors, if any, have had the opportunity to ask, to the extent he considered necessary, questions of, and have received answers from, officers of 4Health concerning the affairs of 4Health and have had access to reports filed by 4Health with the Commission (as hereinafter defined), all documents, records, books and additional information which he has deemed necessary to make an informed investment decision to acquire the 4Health Common Stock. He recognizes that the offer and sale by 4Health to him of the 4Health Common Stock has not been registered under the Securities Act or any other domestic or foreign securities laws (the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any such other applicable domestic and foreign securities laws are hereinafter collectively referred to herein as the "Securities Laws") and, except as set forth in 6.02 hereof, will not be registered under any such Securities Laws, in reliance upon exemptions from the registration requirements thereof. He is acquiring the 4Health Common Stock solely for his own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof in violation of any Securities Laws. He understands that the effect of such representations and warranties is that such Stock must be held indefinitely unless the sale or transfer thereof is subsequently registered under applicable Securities Laws or an exemption from such registration is available at the time of the proposed sale or transfer thereof. Except as provided in Section 6.02 hereof, 4Health is under no obligation to file a registration statement under the Securities Act covering the sale or transfer of the 4Health Common Stock or otherwise to register such Stock for sale under applicable Securities Laws. Irwin represents and warrants that he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of approving the Merger and investing in the 4Health Common Stock; he is an "accredited investor" as defined in Rule 501 of Regulation D; and that the statements contained in this Section 3.23 are true, correct and complete in all material respects and do not omit any material fact necessary to make such statements not misleading. Irwin shall make no sale or other disposition of his 4Health Common Stock unless (a) 4Health shall have received an opinion of counsel satisfactory in form and substance to it that the sale or other disposition may be made without registration under the then applicable provisions of the Securities Laws and the rules and regulations promulgated thereunder, or (b) such Stock is included in a currently effective registration statement under the Securities Act. Neither Irwin, his wife nor any holder of a Converted Share has been convicted of any felony or misdemeanor in connection with the purchase and sale of any security or involving the making of any false filing with the Securities and Exchange Commission ("Commission"). Neither Irwin, his wife nor any holder of a Converted Share nor IN or any subsidiary of IN, nor any officer, director and/or shareholder of IN or any subsidiary of IN, is subject to any order, judgment or decree of any court of competent jurisdiction, temporarily or preliminarily restraining or enjoining, or subject to any order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining, such person from engaging in or continuing any conduct or practice in connection with the purchase and sale of any security or involving the making of any false filing with the Commission. Irwin agrees to secure and furnish to 4Health prior to the Effective Time investment representation letters from his wife and any other holder of Converted Shares, if any, addressed to 4Health containing the same representations and warranties made by Irwin in this Section 3.23.

     SECTION 3.23. INTELLECTUAL PROPERTY. Schedule 3.23 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by IN or any to its knowledge, its subsidiaries as of the date of this Agreement (the "Registered Intellectual Property"). To its knowledge, IN has good and marketable title to the Registered Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively, "Intellectual Property") which are used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions, whatsoever, except as set forth on Schedule 3.23. Immediately after the Effective Time, the Surviving Corporation will own or will have the right to use all Intellectual Property free from liens and on the same terms and conditions as in effect prior to the Effective Time. Except as set forth in Schedule 3.23, there are no claims or proceedings pending or, to IN's or to Irwin's knowledge, threatened, against IN asserting that IN or any of its subsidiaries is infringing or engaging in the unauthorized use of any Intellectual Property of any other person or entity. Schedule 3.23 sets forth all agreements and arrangements (i) pursuant to which IN or any of its subsidiaries has licensed Intellectual Property to, or the use of Intellectual Property in other areas permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person and (ii) pursuant to which IN or any of its subsidiaries has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements to the extent set forth on Schedule 3.23
(w) are in full force and effect in accordance with their terms and neither IN nor Irwin is aware that any default exists thereunder by IN or any of its subsidiaries or by any other party thereto; (x) are free and clear of liens; and (y) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Merger and the transactions contemplated by this Agreement. IN has delivered to 4Health true and complete copies of all agreements and arrangements set forth on Schedule 3.23. There are no royalties, license fees, charges or other amounts payable by, or on behalf of IN or any of its subsidiaries in respect of any Intellectual Property other than as set forth on Schedule 3.23.

                                     ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF 4HEALTH

     4Health hereby represents and warrants to IN and Irwin that:

     SECTION 4.01. ORGANIZATION AND QUALIFICATIONS; SUBSIDIARIES. 4Health is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a 4Health Material Adverse Effect. The term "4Health Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of 4Health and its subsidiaries, taken as a whole. Except as set forth in Schedule 4.01 to the disclosure schedule to be delivered to IN by 4Health and which is attached hereto and is made a part hereof (the "4Health Disclosure Schedule") as provided in Section 7.03(g), 4Health does not own an equity interest in any other corporation, partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of 4Health and its subsidiaries, taken as a whole.

     SECTION 4.02. ARTICLES OF INCORPORATION AND BYLAWS. 4Health has heretofore furnished to IN a complete and correct copy of the articles of incorporation and bylaws or the equivalent organizational documents as presently in effect of 4Health. 4Health is not in violation of any of the provisions of its articles or any material provision of its bylaws.

     SECTION 4.03.  CAPITALIZATION.

          (a) Except as set forth in Schedule 4.03(a) or as contemplated by this Agreement, the authorized capital stock of 4Health consists of 30,000,000 shares of 4Health Common Stock as of the date hereof, of which 11,911,658 shares are issued and outstanding, 50,000 shares are held in treasury by 4Health and up to 2,139,323 shares are reserved for future issuance pursuant to stock options and warrants; and (ii) 5,000,000 shares of series preferred stock, par value $1.00 per share, none of which are issued and outstanding. Except as described in this Section 4.03 or Schedule 4.03(a) of the 4Health Disclosure Schedule, no shares of capital stock of 4Health are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in 4Health is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statue, the charter or bylaws (or the equivalent organizational documents) of 4Health, or any agreement to which 4Health is a party or bound, and such outstanding shares or other equity interests owned by 4Health are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on 4Health's voting rights, charges or other encumbrances of any nature whatsoever.

          (b) Except as set forth in Schedule 4.03(b)(i) to the 4Health Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which 4Health is a party relating to the issued or unissued capital stock of 4Health or obligating 4Health to grant, issue or sell any shares of the capital stock of 4Health, by sale, leases, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) to the 4Health Disclosure Schedule, there are no obligations, contingent or otherwise, of 4Health to (i) repurchase, redeem or otherwise acquire any shares of 4Health Common Stock or other capital stock of 4Health; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other person. Except as described in
Schedule 4.03(b)(iii) to the 4Health Disclosure Schedule, 4Health (x) does not directly or indirectly own, (y) has not agreed to purchase or otherwise acquire or (z) does not holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.03(b)(iv) to the 4Health Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings or calculated in accordance therewith, of 4Health. Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies or other agreements or understanding to which 4Health is a party or by which 4Health is bound with respect to the voting of any shares of capital stock of 4Health.

          (c) 4Health has made available to IN complete and correct copies of (i) its Long Term Stock Incentive Plan (The "4Health Option Plan") and the forms of options issued pursuant to the 4Health Option Plan, including all amendments thereto and (ii) all options and warrants that are not in the form specified under clause (i) above. Schedule 4.03(c) to the 4Health Disclosure Schedule sets forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards and shares of stock reserved for issuance under such stock options, the form thereof provided under clause (i) above. Schedule 4.03(c) to the 4Health Disclosure Schedule sets forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards (the "4Health Stock Awards") granted under the 4Health Option Plan or otherwise, setting forth as of the date hereof (i) the number of type of 4Health Stock Awards, (ii) the exercise price of each outstanding stock option or warrants, and (iii) the number of stock options and warrants presently exercisable.

     SECTION 4.04 AUTHORITY. 4Health has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by 4Health and the consummation by 4Health of the transactions contemplated hereby have been duly authorized by all necessary corporate action and, except for securing the approval of 4Health's stockholders, no other corporate proceedings on the part of 4Health are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by 4Health and, assuming the due authorization, execution and delivery thereof by IN and Irwin, constitutes the legal, valid and binding obligation of 4Health enforceable against 4Health in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect. affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.05.  NO CONFLICT: REQUIRED FILINGS AND CONSENTS.

          (a) Except as set forth in Schedule 4.05 to the 4Health Disclosure Schedule, the execution and delivery of this Agreement by 4Health does not, and the consummation of the transaction contemplated hereby will not (i) conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of 4Health, (ii) conflict with or violate any Laws applicable to 4Health or by which any of its properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of 4Health pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which 4Health is a party or by or to which 4Health or any of its properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payments obligations or liens or encumbrances described in clause (iii) that would not have a 4Health Material Adverse Effect.

          (b) The execution and delivery of this Agreement by 4Health does not, and consummation of the Merger will not, require 4Health to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entity, except (i) for filing appropriate merger documents as required by California and Utah Laws; (ii) for filing Proxy Materials (as defined herein) and Form D with the Commission; (iii) if required by the National Association of Securities Dealers, Inc. ("NASD"), a listing application listing the shares of 4Health's Common Stock on the NASDAQ National Stock Market ("NSM"); and (iv) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with 4Health's performance of its obligations under this Agreement and would not have a 4Health Material Adverse Effect.

     SECTION 4.06. PERMITS; COMPLIANCE. 4Health and, to 4Health's knowledge, each third party operator of any of 4Health's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents. certificates, approvals and orders necessary to won, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "4Health Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of 4Health, threatened regarding suspension or cancellation of any of the 4Health Permits, except where the failure to possess, or the suspension or cancellation of, such 4Health Permits would not have a 4Health Material Adverse Effect. Except as set forth in Schedule 4.06 to the 4Health Disclosure Schedule, 4Health has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that would not have a 4Health Material Adverse Effect.

     SECTION 4.07.  FINANCIAL STATEMENTS.

          (a)  Since March 31, 1991, 4Health and its subsidiaries have filed
(i) all forms, reports, statements and other documents required to be filed with (A) the Commission including, without limitation, (1) all Registration Statements filed under the Securities Act, (2) all Annual Reports on Form 10-K, (3) all Quarterly Reports on Form 10-Q, (4) all proxy statements relating to meetings of stockholders (whether annual or special), (5) all Current Reports on Form 8-K and (6) all other reports, schedules, registration statements or other documents (collectively referred to as the "4Health Commission Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a 4Health Material Adverse Effect (all such forms, reports, statements and other documents in clauses
(i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "4Health Reports"). The 4Health Reports, including all 4Health Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in accordance with the requirements of applicable Law (including, with respect to 4Health Commission Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such 4Health Commission Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in 4Health Commission Reports filed prior to the Effective Time, (i) have been or will be prepared in accordance with the published rules and regulations of the Commission and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (a) to the extent required by changes in generally accepted accounting principles; (b) with respect to 4Health Commission Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto; and (c) with respect to interim financial statements as may be permitted by Article 10 of Regulation S-X) and (ii) fairly present or will fairly present the consolidated financial position of 4Health and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of 4Health and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the 4Health Commission Reports, or in the 4Health Disclosure Schedule or as contemplated by this

Agreement or as set forth in Schedule 4.08 to the 4Health Disclosure Schedule, since September 30, 1997, 4Health has conducted its business in the ordinary course of business consistent with past practice. Since September 30, 1997, there has not been (i) any event, change, or effect (including the occurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a 4Health Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of 4Health or any redemption, purchase or other acquisition by 4Health or any of 4Health's subsidiaries of any of 4Health's securities or any of the securities of any subsidiary of 4Health; (iii) any revaluation by 4Health of its assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (iv) any change by 4Health in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles;(v) a fundamental change in the nature of 4Health's business; or (vi) a 4Health Material Adverse Effect.

     SECTION 4.09.  ABSENCE OF LITIGATION.  Except as set forth in Schedule
4.09 to the 4Health Disclosure Schedule, there is no claim, suit, litigation, proceeding, arbitration or, to the knowledge of 4Health, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief) pending or, to the knowledge of 4Health, threatened, against 4Health or any of its properties or rights (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a 4Health Material Adverse Effect), and 4Health is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of 4Health, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a 4Health Material Adverse Effect.

     SECTION 4.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) Schedule 4.10(a) to the 4Health Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA Section 3(3)) maintained or contributed to during the past five years by 4Health or any member of its ERISA Group or with respect to which 4Health or any member of its ERISA Group could incur liability under Sections 4063, 4069, 4212(c) or 4204 of ERISA, and any other retirement, pension, stock option, stock appreciation rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, insurance, health, welfare or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "4Health Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code Section 414(b), (c), (m), or (o) of which 4Health is a member. 4Health has made available to IN correct and complete copies of all 4Health Benefit Plans (including a detailed written description of any 4Health Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to 4Health) and, with respect to each 4Health Benefit Plan, a copy of each of the following, to the extent each is applicable to each 4Health Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each 4Health Benefit Plan that describes the terms of the 4Health Benefit Plan.

          (b) With respect to the 4Health Benefit Plans, no event has occurred and, to the knowledge of 4Health, there exists no condition or set of circumstances, in connection with which 4Health or any member of its ERISA Group could be subject to any liability under the terms of such 4Health Benefit Plans, ERISA, the Code or any other applicable Law which would have an 4Health Material Adverse Effect. Except as otherwise set forth on
Schedule 4.10(b) to the 4Health Disclosure Schedule:

               (i) As to any 4Health Benefit Plan intended to be qualified under Section 401 of the Code, such 4Health Benefit Plan satisfies the requirements of such Section and there has been no termination or partial termination of such 4Health Benefit Plan within the meaning of Section 411(d)(3) of the Code and 4Health has administered all such Plans in accordance with all applicable Laws;

               (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of 4Health, threatened against, or with respect to, any of the 4Health Benefit Plans or their assets, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA), and 4Health has no knowledge of any facts that could give rise to any actions, suits or claims;

               (iii) All contributions required to be made to the 4Health Benefit Plans pursuant to their terms and provisions have been made timely;

               (iv) As to any 4Health Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the 4Health Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the 4Health Benefit Plan, and no liability to the Pension Benefit Guaranty Corporation or to the Plan has been incurred;

               (v) Neither 4Health nor any party in interest (as such term is defined in ERISA Section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA Section 406 or Code
Section 4975 that would subject 4Health to any liability; and

               (vi) The consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise under Section 4999 of the Code.

          (c) Except as set forth in Schedule 4.10(c) to the 4Health Disclosure Schedule, neither 4Health nor any member of its ERISA Group, including, without limitation, any of its subsidiaries, is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by 4Health or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against 4Health or any of its subsidiaries which may interfere with the respective business activities of 4Health or any of its subsidiaries. None of 4Health, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of 4Health or its subsidiaries, and there is no pending or threatened charge or complaint against 4Health or any of its subsidiaries by the National Labor Relations Board or any comparable state agency. 4Health and its subsidiaries are in compliance with all applicable wage and hours Laws, age, race, religious and gender anti-discrimination Laws, employee health and safety Laws and all immigration Laws as regards their respective employees and, there is no pending or, to 4Health's knowledge, threatened claim, investigations or proceeding involving any alleged violation of any such Law.

          (d) Except as disclosed in Schedule 4.10(d) to the 4Health Disclosure Schedule and as contemplated by this Agreement, neither 4Health nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 4.10(d) to the 4Health Disclosure Schedule sets forth, and 4Health has made available to IN true and correct copies of, (i) all employment agreements with officers or 4Health or its subsidiaries; (ii) all agreements with consultants of 4Health or its subsidiaries obligating 4Health or any subsidiary to make annual cash payments in an amount exceeding $25,000; (iii) all non-competition agreements with 4Health or a subsidiary executed by officers of 4Health; and (iv) all plans, programs, agreements and other arrangements of 4Health or its subsidiaries with or relating to its directors.

          (e) Except as provided in Schedule 4.10(e) to the 4Health Disclosure Schedule, (x) no 4Health Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) neither 4Health nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such 4Health Benefit Plan or arrangement may be amended or terminated by 4Health or its subsidiaries at any time without liability.

          (f) Except as set forth in Schedule 4.10(f) to the 4Health Disclosure Schedule, neither 4Health nor any member of its ERISA Group including, without limitation, any of its subsidiaries, contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA Section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (g)  Except as contemplated by this Agreement or as set forth in
Schedule 4.10(g), 4Health has not amended, or taken any actions with respect to, any of the 4Health Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 4.10(d) of this Agreement since September 30, 1997.

          (h) With respect to each 4Health Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such 4Health Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, except where the failure to so comply would not have a 4Health Material Adverse Effect.

     SECTION 4.11   TAXES.   Except as set forth in Schedule 4.11 of the
4Health Disclosure Schedule and except as such failure of any representation or warranty made in this Section 4.11 to be true and correct which would not have a 4Health Material Adverse Effect:

          (a) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of 4Health have been duly filed on a timely basis with the appropriate Governmental Entities and such Returns are true, correct and complete.
Except to the extent that the applicable statute of limitations with respect thereto has expired, all Taxes have been duly paid in full or a provision has been made in accordance with generally accepted accounting principles for the payment of all Taxes for all periods covered by such Returns or with respect to any period prior to the Effective Time. 4Health has disclosed on its income tax returns all positions taken therein which could give rise to a substantial understatement penalty within the meaning of Code Section 6662. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of 4Health.

          (b) 4Health has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including any estimated Taxes and the withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over all amounts withheld under applicable laws.

          (c) There is no audit of any of the Returns of 4Health by a Governmental Entity in process or threatened and there is no material dispute or claim concerning any liabilities for Taxes of 4Health either raised or reasonably expected to be raised by any taxing authority. There are no liens on any assets of 4Health with respect to Taxes, other than liens set forth in
Schedule 4.11 of the 4Health Disclosure Schedule for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

          (d) 4Health has made available to IN complete copies of (i) all federal income tax returns of 4Health for all periods open under the statute of limitations for assessments and (ii) examination reports, and statements of deficiencies assessed against 4Health.

          (e) No consent under Section 341(f) of the Code has been filed with respect to 4Health.

          (f) 4Health has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code.

          (g) 4Health has not agreed, nor is it required to make, prior to the Effective Time, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

          (h) 4Health has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 279(a) and (b) of the Code.

          (i) The amount of liability for unpaid Taxes of 4Health for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the balance sheet of 4Health filed in Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (the "4Health Balance Sheet").

          (j) The tax returns provided by 4Health to IN contain accurate and complete information with respect to the net operating losses, net operating loss carryforwards and other tax attributes of 4Health, and the extent to which they are subject to any limitation under Code Sections 381, 382, 383 or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and, apart from any such limitations and apart from any limitation that would be imposed as a result of the Merger, there is nothing that would prevent 4Health from utilizing these net operating losses, net operating loss carryforwards or other tax attributes as so limited if sufficient income were realized.

           (k) 4Health is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond property or as tax-exempt use property within the meaning of Section 168 of the Code.

     SECTION 4.12. TAX MATTERS. Neither 4Health, nor, to the knowledge of 4Health, any of 4Health's affiliates has taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of Section 368(a) of the Code.

     SECTION 4.13. NSM LISTING. The 4Health Common Stock is traded in the NSM, and, 4Health has not received any current notice from the NSM or the NASD that it intends to delist the 4Health Common Stock from the NSM.

     SECTION 4.14. CERTAIN BUSINESS PRACTICES. To the best of 4Health's knowledge, none of 4Health, or any directors, offices, agents or employees of 4Health has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     SECTION 4.15.  ENVIRONMENTAL MATTERS  (a)  Except as disclosed in
Schedule 4.15 to the 4Health Disclosure Schedule and except for matters that would not have or are reasonably not likely to have a 4Health Material Adverse Effect, to the best knowledge of 4Health:

               (i) the properties, operations and activities of 4Health are in compliance with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws;

               (ii) 4Health and the properties and operations of 4Health are not subject to any existing, pending, or, to 4Health's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws;

               (iii) 4Health has not agreed, whether by contract or by consent agreement with governmental authorities or private persons, to undertaken investigation, clean up, or remedial activities;

               (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by 4Health under any Environmental Law in connection with any aspect of the business of 4Health, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and 4Health is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

               (v) 4Health has not received any notice of noncompliance with respect to any financial responsibility requirements applicable to its operations and imposed by any Governmental Entity under any Environmental Laws.

               (vi) There are no physical or environmental conditions existing on any property of 4Health or resulting from 4Health's operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental Liability;

               (vii) To the extent required by applicable Environmental Laws, all Hazardous Materials generated by 4Health have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials;

               (viii) There has been no exposure of any person or property to Hazardous Materials or any lease of Hazardous Materials into the environment by 4Health or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability;

               (ix) No release or clean up of Hazardous Materials has occurred at 4Health's properties which could reasonably be expected to in the assertion or creation of any lien on the properties by any governmental body or agency with respect thereto, nor has any such lien been asserted or made by any governmental body or agency with respect thereto; and

               (x) The operations of each third party operator of any of 4Health's properties are in compliance with the terms of this Section 4.15.

          (b) 4Health has made available to IN all material internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of 4Health relating to any of the present or prior properties or operations of 4Health.

     SECTION 4.16. BROKERS. Except as set forth in Schedule 4.16 of the 4Health Disclosure Schedule and the Notes payable to the order of Messrs. Charles Paz, Roy Dahlen and Ken Bodger, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of 4Health. Prior to the date of this Agreement, 4Health has made available to IN a complete and correct copy of all agreements referenced in Schedule 4.16 pursuant to which any such firm will be entitled to any payment related to the transactions contemplated by this Agreement.

     SECTION 4.17. INSURANCE. Schedule 4.17 to the 4Health Disclosure Schedule will set forth a true and complete listing of all material policies currently in force, and all other policies under which a claim could be made as of the date hereof (I.E., all occurrence-based policies), for fire, products and environmental or pollution control liability, general liability, vehicle, workers' compensation, directors and officers' liability, title and other insurance owned or held by or covering 4Health or any of its property, assets, or activities, past or present. As of the date hereof, all of such policies are in full force and effect, and 4Health has not received any outstanding notice of cancellation or termination with respect to any policy of fire, products or environmental or pollution control liability, general liability, vehicle, workers' compensation, directors' and officers' liability, title and other insurance owned or held by or covering 4Health or any of its property, assets, or activities, past or present. To the knowledge of 4Health, neither the Merger nor any of the transactions contemplated hereby shall cause the termination or may form the basis for terminating any such insurance policies or insurance coverages presently maintained by 4Health.

     SECTION 4.18. PROPERTIES. Except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the 4Health Balance Sheet, 4Health has good and marketable title free and clear of all liens, the existence of which would have a 4Health Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the 4Health Balance Sheet as being owned by 4Health as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by 4Health are held under valid instruments enforceable by 4Health in accordance with their respective terms. Substantially all of 4Health's equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear an tear excepted.

     SECTION 4.19. CERTAIN CONTRACTS AND RESTRICTIONS. Other than agreements, contracts or commitments listed elsewhere in the 4Health Disclosure Schedule, Schedule 4.19 to the 4Health Disclosure Schedule lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto) to which 4Health is a party or by which 4Health is bound
(i) involving consideration during the next twelve months in excess of $10,000 or (ii) which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of 4Health, taken as a whole. As of the date of this Agreement and except as indicated on the 4Health Disclosure Schedule, (i) 4Health has fully complied with all material terms and conditions of all agreements, contracts and commitments that will be listed in the 4Health Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) 4Health has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

     SECTION 4.20. EASEMENTS. The business of 4Health has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitude, licenses and similar rights relating to real property used by 4Health in its business (collectively, "4Health Easements") except for violations that have not resulted and will not result in a 4Health Material Adverse Effect. All material 4Health Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

     SECTION 4.21. FUTURES TRADING AND FIXED PRICE EXPOSURE. 4Health is not presently engaged in any futures or options trading nor is it a party to any price, interest rate or currency swaps, hedges, futures or other derivative instruments.

     SECTION 4.22. INFORMATION SUPPLIED. Without limiting any of the representations and warranties contained herein, no representation or warranty of 4Health and no statement by 4Health or other information contained in or documents referred to in the 4Health Disclosure Schedule, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

     SECTION 4.23. INTELLECTUAL PROPERTY. Schedule 4.23 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by 4Health as of the date of this Agreement (the "4Health Registered Intellectual Property"). To its knowledge, 4Health has good and marketable title to the 4Health Registered Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively, "4Health Intellectual Property") which are used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions, whatsoever, except as set forth on Schedule 4.23. Except as set forth in
Schedule 4.23, there are no claims or proceedings pending or, to the 4Health's knowledge, threatened, against 4Health asserting that 4Health is infringing or engaging in the unauthorized use of any 4Health Intellectual Property of any other person or entity. 4Health has delivered to 4Health true and complete copies of all agreements and arrangements set forth on
Schedule 4.23. There are no royalties, license fees, charges or other amounts payable by, or on behalf of IN in respect of any 4Health Intellectual Property other than as set forth on Schedule 4.23.

     SECTION 4.24. POOLING OF INTERESTS. Neither 4Health, nor any of its officers, directors and/or shareholders has taken in the last two years or will take prior to the Effective Time any action which would interfere with the ability of 4Health to account for the Merger under the "pooling of interests" method of accounting.

     SECTION 4.25. EXEMPT TRANSACTION. Assuming the accuracy and completeness of IN's and Irwin's representations and warranties hereunder, and assuming further that IN and IN stockholders have not taken and will not take any action that would render unavailable the exemption from registration under the Securities Act provided by Rule 506 of Regulation D and Section 4(2) thereof and applicable state securities laws, the shares of 4Health Common Stock issued as a result of the Merger will be offered and sold pursuant to the registration exemption provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act as a transaction not involving a public offering and the requirements of the applicable state securities laws of the State of California and respective rules and regulations thereunder.

     SECTION 4.26 NO VIOLATION OF SECURITIES LAWS. No injunction, stop order, cease and desist order or other judgment, writ, or decree denying, revoking or suspending the registration of shares of 4Health Common Stock or prohibiting or restricting the offer or sale of shares of 4Health Common Stock has been issued and except as disclosed in Schedule 4.09 to the 4Health Disclosure Schedule, to the knowledge of 4Health, there are no private or governmental suits, actions, investigations or other proceedings pending or threatened, seeking such a judgment, order, writ or decree or alleging any violation of Federal or state securities laws.

     SECTION 4.27. NO INVESTIGATION. No formal or informal investigation or examination by the Commission or by the securities administrator of any state is pending, or to the knowledge of 4Health, threatened against 4Health, or any director, officer or shareholder of 4Health, or any of its subsidiaries.

     SECTION 4.28. NO CONVICTIONS. Neither 4Health nor any officer, director or shareholder of 4Health or any of its subsidiaries, has been convicted of any felony or misdemeanor in connection with the purchase and sale of any security or involving the making of any false filing with the Commission.

     SECTION 4.29. NO RESTRAINT. Neither 4Health nor any subsidiary of 4Health, nor any officer, director and/or shareholder of 4Health or any subsidiary of 4Health, is subject to any order, judgment or decree of any court of competent jurisdiction, temporarily or preliminarily restraining or enjoining, or subject to any order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining, such person from engaging in or continuing any conduct or practice in connection with the purchase and sale of any security or involving the making of any false filing with the Commission.

                                     ARTICLE  V

                                     COVENANTS

     SECTION 5.01. AFFIRMATIVE COVENANTS OF IN. IN hereby covenants and agrees that, at or prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by 4Health, IN will and will cause its subsidiaries to:

          (a) continue to operate its business in all material respect in the usual and ordinary course, consistent with prior practice and to use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and employees and maintain its relationships with its material customers and suppliers;

          (b) maintain and keep its material properties and assets in as good repair and conditions as at present, ordinary wear and tear excepted, and maintain supplies and inventories of products in quantities consistent with its customary business practice;

          (c) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

          (d) furnish to 4Health copies of the IN Financial Statements and IN Balance Sheet, certified by IN's independent auditors, and the IN Disclosure Schedule no later than 10 days prior to the Closing Date; and

          (e) take all such steps as are commercially reasonable in order to consummate the Merger and all other transactions contemplated hereby, including, without limitation, securing all requisite consents thereto.

     SECTION 5.02. NEGATIVE COVENANTS OF IN. Except as expressly contemplated by this Agreement or otherwise consented to in writing by 4Health, from the date of this Agreement until the Effective Time, IN will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

          (a)  (i)      except as set forth on in Schedule 5.02(a) to the IN
Disclosure Schedule, increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable law, adopt, amend, or take any other actions with respect to, any IN Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

          (b) except as set forth on Schedule 5.02(b) to the IN Disclosure Schedule, declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a direct or indirect wholly owned subsidiary of IN to IN or another wholly owned subsidiary of IN;

          (c) except as contemplated by this Agreement, (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisitions directly from any wholly owned subsidiary of IN in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

          (d) except as contemplated by this Agreement, (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Sections 2.01(a) and 2.01(b) of this Agreement or for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding IN Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to accelerate the exercisability of stock options;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f) except as disclosed in Schedule 5.02(f) to the IN Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for the sale of inventory or other dispositions in the ordinary course;

          (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of IN or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by IN or any of IN's subsidiaries to take any such action, and IN shall promptly notify 4Health of all relevant terms of any such inquiries and proposals received by IN or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, IN shall promptly deliver or cause to be delivered to 4Health a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following
(other than the transactions contemplated by this Agreement) involving a party hereto or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of a party hereto and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of a party hereto or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person (other than stockholders as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of a party hereto; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to enforce any such agreement in all material respects;

          (i) adopt or propose to adopt any amendments to its articles of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

          (j) (A) change any of its methods of accounting in effect at September 30, 1997, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $10,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1996, except in each case, as may be required by Law or generally accepted accounting principles;

          (k) except as set forth in Schedule 5.02(k) of the IN Disclosure Schedule, incur any obligations for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 in the aggregate;

          (l) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on IN or substantially less advantageous to IN than arrangements, agreements or contracts existing on the date hereof;

          (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of IN or any of its subsidiaries;

          (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, disc harge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the IN Balance Sheet (including the notes thereto) of IN and its subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

          (o) knowingly take, or agree to commit to take, any action that would make any representation or warranty of IN contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

          (p) other than between or among wholly-owned subsidiaries of IN which remain wholly-owned or between IN and its wholly-owned subsidiaries which remain wholly-owned or except to the extent described in Schedule 5.02(p) of the IN Disclosure Schedule, neither IN nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of IN's affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement (which are set forth on Section 5.02(p) of the IN Disclosure Schedule) or as disclosed in writing to 4Health on the date hereof or which are contemplated under this Agreement; provided, that IN provides 4Health with all information concerning any such agreement, arrangement or understanding that 4Health may reasonably request;

          (q) except as may be set forth in Schedule 5.02(q) to the IN Disclosure Schedule, agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating IN for an amount in excess of $10,000;

          (r) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

          (s)  agree in writing or otherwise to do any of the foregoing.

     SECTION 5.03 AFFIRMATIVE COVENANTS AND CONSENT OF IRWIN. In lieu of a meeting of stockholders, the Merger, this Agreement and the transactions contemplated hereby shall be approved upon written consent, without a meeting, in accordance with the provisions of California Law, and the execution and delivery of this Agreement by Irwin shall constitute his written consent to the Merger, this Agreement and the consummation of the transactions contemplated hereby for all purposes required by the applicable provisions of California Law in order to approve and effectuate the Merger. Irwin hereby irrevocably waives any and all rights to assert any dissenters' rights granted under the provisions of any Law with respect to the Merger, this Agreement or the transactions contemplated hereby. IN hereby agrees to secure similar proxies and written consents from all other IN stockholders, if any, and deliver them to 4Health prior to the Effective Time in sufficient time to meet all applicable procedural requirements of California Law regarding stockholder approval of mergers or other business combinations.

     SECTION 5.04.  AFFIRMATIVE AND NEGATIVE COVENANTS OF 4HEALTH.

          (a) 4Health hereby covenants and agrees that, at or prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by IN, 4Health will:

               (i) continue to operate its business in all material respects in the usual and ordinary course, consistent with past practice;

               (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and 4Health employees and maintain its relationships with its material c ustomers and suppliers;

               (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

               (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

               (v) secure the affirmative votes at a duly convened shareholders meeting, from shareholders of 4Health owning in excess of fifty percent (50%) of the issued and outstanding shares of 4Health Common Stock approving the Merger, this Agreement and the transactions contemplated hereby; and

               (vi) take all such steps as are commercially reasonable in order to consummate the Merger and all other transactions contemplated hereby, including, without limitation, securing all requisite consents thereto.

          (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by 4Health, from the date of this Agreement until the Effective Time, 4Health will not do any of the foregoing:

               (i) except as set forth on in Schedule 5.04(b)(i) to the 4Health Disclosure Schedule, increase the compensation payable to or to become payable to any director or executive officer; 5.(vii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; 5.(viii) establish, adopt or enter into any employee benefit plan or arrangement; or 5.(ix) except as may be required by applicable law, adopt, amend, or take any other actions with respect to, any 4Health Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 4.10(d) of this Agreement;

               (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

               (iii) except as contemplated by this Agreement or as described in Schedule 4.03(b)(ii) to the 4Health Disclosure Schedule, (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

               (iv) except as described in Schedule 4.03(b)(i) to the 4Health Disclosure Schedule or as contemplated by this Agreement, (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Sections 2.01(a) and 2.01(b) of this Agreement or for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding 4Health Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to accelerate the exercisability of stock options;

               (v) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than pursuant to this Agreement or for the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

               (vi) except as discussed in Schedule 5.04(b)(vi) to the 4Health Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets, except for the sale of inventory or other dispositions in the ordinary course;

               (vii) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of 4Health or any investment banker, financial advisor, attorney, accountant or other representative retained by 4Health to take any such action, and 4Health shall promptly notify IN of all relevant terms of any such inquiries and proposals received by 4Health or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, 4Health shall promptly deliver or cause to be delivered to IN a copy of such inquiry or proposal;

               (viii) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to enforce any such agreement in all material respects;

               (ix) adopt or propose to adopt any amendments to its articles of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

               (x) (A) change any of its methods of accounting in effect at September 30, 1997, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $10,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1996, except in each case, as may be required by Law or generally accepted accounting principles;

               (xi) except as set forth in Schedule 5.04(b)(xi) of the 4Health Disclosure Schedule, incur any obligations for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 in the aggregate;

               (xii) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on 4Health or substantially less advantageous to 4Health than arrangements, agreements or contracts existing on the date hereof;

               (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of 4Health;

               (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the 4Health Balance Sheet (including the notes thereto)
(y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

               (xv) knowingly take, or agree to commit to take, any action that would make any representation or warranty of 4Health contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

               (xvi) except to the extent described in Schedule 5.04(b)(xvi) of the 4Health Disclosure Schedule, 4Health will not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of 4Health's affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement (which are set forth on Schedule 5.03(b)(xvi) of the 4Health Disclosure Schedule) or as disclosed in writing to IN on the date hereof or which are contemplated under this Agreement; provided, that 4Health provides IN with all information concerning any such agreement, arrangement or understanding that IN may reasonably request;

               (xvii)   except as may be set forth in Schedule 5.04
(b)(xvii) to the 4Health Disclosure Schedule, agree to or approve any commitment, including any authorization fee, expenditure or agreement to acquire property, obligating 4Health for an amount in excess of $10,000;

               (xviii) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

               (xix) agree in writing or otherwise to do any of the foregoing.

     SECTION 5.05.  ACCESS AND INFORMATION.

          (a) IN shall, and shall cause its subsidiaries to, (i) afford 4Health and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "4Health Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of IN and its subsidiaries and to the books and records thereof and (ii) furnish promptly to 4Health and the 4Health Representatives such information concerning the business, pro perties, contracts, records and personnel of IN and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by 4Health or such Representatives.

          (b) 4Health shall (i) afford to IN and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "IN Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of 4Health and to its books and records and (ii) furnish promptly to IN and IN Representatives such information concerning the business, properties, contracts, records and personnel of 4Health (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by IN or such Representatives.

          (c) Notwithstanding the foregoing provisions of this Section 5.05, neither party shall be required to grant access or furnish information to the other party to the extent that such access to or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

          (d) The information received pursuant to Section 5.05(a) and (b) shall be deemed to be "Proprietary Information" for purposes of those certain Letter Agreements dated October 16, 1997 and December 5, 1997, between IN and 4Health (collectively, the "Letter Agreements"), the provisions of which shall survive the execution, delivery and termination of this Agreement.

                                 ARTICLE VI

                               ADDITIONAL AGREEMENTS

     SECTION 6.01.  STOCKHOLDER APPROVALS.

          (a) IN and 4Health each shall, promptly after the date hereof, take all actions necessary in accordance with California and Utah Laws, respectively, and their respective articles of incorporation and bylaws to convene a special meeting of stockholders or, in IN's case, to solicit written consents of stockholders, to act on this Agreement. IN and 4Health shall solicit from stockholders of IN and 4Health, respectively, proxies or, in IN's case written consents, in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by California and Utah Laws and their respective articles of incorporation and bylaws to approve and adopt this Agreement, the Merger and the consummation of the transactions contemplated hereby.

          (b) 4Health shall, promptly after the date hereof, prepare a proxy statement and proxy (the "Proxy Materials") and file them with the Commission and comply with the requirements of Regulation 14A under the Exchange Act.
IN will cooperate with 4Health in connection with the preparation of the Proxy Materials and will furnish 4Health for insertion in the Proxy Materials all such information regarding IN and its subsidiaries and their respective businesses and financial condition as is required to be contained in the Proxy Materials under the provisions of Regulation 14A and the rules promulgated thereunder. Promptly upon clearance of the Proxy Materials by the Staff of the Commission, 4Health shall mail or cause to be mailed to 4Health's stockholders, the Proxy Materials, including a notice of special meeting of stockholders, and take all actions necessary in accordance with Utah Law and its articles of incorporation and bylaws to convene a special meeting of 4Health's stockholders to act on this Agreement and the transactions contemplated hereby.

     SECTION 6.02.  REGISTRATION STATEMENT; INFORMATION.

          (a) As promptly as practicable after the receipt of a written demand from Irwin (provided he continues to hold beneficially at least 10% of the issued and outstanding shares of Common Stock and such shares are not freely transferable under Rule 144 without any discount in price due to the volume or other limitations imposed by such Rule), 4Health shall prepare and file with the Commission a registration statement on Form S-1, S-2 or S-3 (the "Registration Statement") registering the shares of 4Health Common Stock issued in connection with the Merger. 4Health shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as promptly as practicable and shall furnish each holder of 4Health Common Stock whose shares are being registered (a "Selling Stockholder") with a reasonable number of copies of the prospectus included in such Registration Statement for use in connection with any sales of its Stock as soon as practicable after such Registration Statement is declared effective by the Commission. 4Health agrees to bear all of the costs associated with the preparation and filing of such Registration Statement, including all filing fees, legal, accounting and printing costs but shall not be required to pay the legal or accounting costs or underwriting fees and expenses, if any, incurred by any Selling Stockholder. If such Registration Statement is on Form S-1 or S-2, 4Health shall prepare and file with the Commission all Post-Effective Amendments necessary to keep such Registration Statement current for the period ending on the earlier of (i) the sale of all the shares of 4Health Common Stock included in such Registration Statement or
(ii) the second anniversary of the Effective Time. The inclusion of any such shares of 4Health Common Stock in such Registration Statement shall be contingent upon the receipt from the Selling Stockholder all such information required to be disclosed in a registration statement under the Securities Act by selling stockholders pursuant to applicable rules and regulations promulgated by the Commission. In the event that such shares of 4Health Common Stock are to be included in an underwritten offering by 4Health, the amount of shares that may be included in such offering shall be subject to a pro rata reduction if, in the opinion of the managing underwriter, such reduction is advisable in order to permit an orderly distribution, but not below 25% of the total number of shares comprising such underwritten offering. Irwin shall be entitled to make no more than three such demands for registration, provided that all of the shares sought to be registered under the first such demand were not sold as provided in such Registration Statement within the time provided therefor. At Irwin's election any Prospectus to be included in any such Registration Statement shall contain the disclosure set forth in Schedule 6.02(a) attached hereto.

          (b) 4Health hereby represents and warrants to IN and Irwin that the information contained in the Registration Statement, the Proxy Materials (other than information to be furnished by IN or the Selling Stockholders) shall not, at the time the Registration Statement is declared effective by the Commission and the Proxy Materials are mailed to 4Health stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that 4Health is responsible for filing with the Commission in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) IN and Irwin jointly and severally represent and warrant to 4Health that the information to be supplied by IN and Irwin for inclusion in the definitive Proxy Materials, at the time the Proxy Materials are mailed to 4Health stockholders and by Irwin for inclusion in the Registration Statement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) 4Health agrees to indemnify and hold harmless, to the full extent permitted by law, IN, its officers, directors, stockholders (including, without limitation, Irwin), employees, agents, attorneys, investment advisers and underwriters, and each Person who controls IN within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, or is controlled by, IN, together with the partners, officers, directors, stockholders, employees and agents of such controlling Person (collectively, the "Indemnified Persons"), from and against all losses, claims, damages, liabilities and expenses (including without limitation any legal or other fees and expenses incurred by an Indemnified Person in connection with defending or investigating any action or claim in respect thereof) (collectively, the "Damages") to which an Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement (or any amendment thereto) including, without limitation, any Prospectus or Supplement thereto contained therein, pursuant to which any 4Health Common Stock issued in the Merger was registered under the Securities Act, or in any Proxy Materials furnished to 4Health stockholders in connection herewith and any supplements or amendments thereto, including all documents incorporated therein by reference, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such Damages arise out of or are based upon any such untrue statement or omission based upon information furnished in writing to 4Health by the Indemnified Person expressly for use therein; PROVIDED, HOWEVER, that 4Health shall not be liable to the Indemnified Person under this Section 6.02(d) to the extent that any such Damages were caused by the fact that the Indemnified Person sold 4Health Common Stock to a person as to whom it shall be established that there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus as then amended or supplemented if, and only if, 4Health has previously furnished copies of such amended or supplemented Prospectus to such Indemnified Person.

          (e) IN and Irwin, jointly and severally, agree to indemnify and hold harmless 4Health, its directors, officers, stockholders, agents, attorneys and investment advisers and each person, if any, who controls 4Health within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act to the same extent as the foregoing indemnity from 4Health to the Indemnified Persons, but only with reference to information relating to the Indemnified Persons furnished to 4Health in writing by any Indemnified Person expressly for use in any Registration Statement, Prospectus or Proxy Materials (or any amendment or supplement thereto); PROVIDED, HOWEVER, that the Indemnified Persons shall not be obligated to provide such indemnity to the extent that such Damages result from the failure of 4Health to promptly amend or take action to correct or supplement any such Registration Statement, Prospectus, or Proxy Materials on the basis of corrected or supplemental information provided in writing by the Indemnified Person to 4Health expressly for such purpose.

          (f) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (d) or (e) above, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the " indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceedings and shall pay the fees and disbursements of such counsel relating to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, or (ii) the indemnifying party fails promptly to assume the defense of such proceeding or fails to employ counsel reasonably satisfactory to such indemnified party or parties, or (iii) (A) the named parties to any such proceeding (including any impleaded parties) include both such indemnified party or parties and any indemnifying party or an affiliate of such indemnified party or parties or of any indemnifying party, (B) there may be one or more defenses available to such indemnified party or parties or such affiliate of such indemnified party or parties that are different from or additional to those available to any indemnifying party or such affiliate of any indemnifying party and (C) such indemnified party or parties shall have been advised by such counsel that there may exist a conflict of interest between or among such indemnified party or parties or such Affiliate of such indemnified party or parties and any indemnifying party or such affiliate of any indemnifying party, in which case, if such indemnified party or parties notifies the indemnifying party or parties in writing that it elects to employ separate counsel of its choice at the expense of the indemnifying parties, the indemnifying parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the indemnifying parties, it being understood, however, that unless there exists a conflict among indemnified parties, the indemnifying parties shall not, in connection with any one such proceeding or separate but substantially similar or related proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified party or parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party or parties from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party, and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     SECTION 6.03   APPROPRIATE ACTION; CONSENTS; FILINGS; INDEMNIFICATION.

          (a) IN and 4Health shall each use, and IN shall cause each of its subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders requir ed to be obtained or made by 4Health or IN or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that 4Health and IN shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to such filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. IN and 4Health shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including, without limitation, all information required to be included in the Registration Statement and the Proxy Materials) in connection with the transactions contemplated by this Agreement.

          (b) 4Health and IN agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limit ation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of 4Health and IN also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall 4Health be required to take any action that would or could reasonably be expected to have a 4Health Material Adverse Effect, and IN shall not be required to take any action which would or could reasonably be expected to have an IN Material Adverse Effect.

          (c)  (i)       Each of IN and 4Health shall give (or IN shall cause
its subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent an IN Material Adverse Effect from occurring prior to the Effective Time or a 4Health Material Adverse Effect from occurring after the Effective Time.

               (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon 4Health and IN and its subsidiaries, and their respective businesses resulting or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (d) Each of 4Health and IN shall promptly notify the other of (w) any material change in its current or future business, assets, liabilities, financial condition or results of operations, (x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the IN Disclosure Schedule pursuant to Section 3.09 or the 4Health Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs (i) to IN (or its subsidiaries) might reasonably be expected to exceed $10,000 over the life of the matter or (ii) to 4Health (or its subsidiaries) might reasonably be expected to exceed $10,000 over the life of the matter.

          (e)  (i)       In the event of any threatened, pending or completed
claim, action, suit, investigation or any legal, administrative or other proceeding ("proceeding") by any governmental entity or other person which questions the validity or legality of the transactions contemplated by this Agreement or seeks to enjoin, restrain or prohibit such transactions, or seeks damages in connection therewith, whether before or after the Effective Time of the Merger, 4Health and IN agree, to the fullest extent permissible by law, to vigorously defend and respond thereto.

               (ii) 4Health as the Surviving Corporation agrees (1) not to change for seven (7) years from the Effective Time, the provisions of its articles of incorporation and bylaws or applicable indemnification agreements in effect on the Effective Time in each case relating to indemnification of each existing officer and director (and their respective successors) of 4Health and the Surviving Corporation (together, with any successor by operation of law, referred to in this Section as, individually, an "Indemnified Party" and collectively, "Indemnified Parties") in a manner which adversely affects the rights of such Indemnified Party to indemnification thereunder, and (ii) to perform its obligations thereunder, or exercise any discretionary authority thereunder, to the fullest extent permissible by law to provide such Indemnified Party with all rights to indemnification available thereunder. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of, or otherwise operate to adversely affect, the existing rights of the Indemnified Parties under the articles or bylaws of 4Health or IN in effect on the date hereof and the indemnification agreements relating to the indemnification of any Indemnified Party.

               (iii) 4Health agrees that, for seven (7) years after the Effective Time, 4Health shall maintain officers' and directors' liability insurance policies indemnifying and holding harmless the Indemnified Parties with respect to any actions or omissions occurring prior to the Effective Time, providing at least $10,000,000 insurance coverage on terms no less advantageous to the Indemnified Parties than 4Health's existing policy; provided that in the event any claim is asserted or made within such seven year period, coverage under such insurance shall be continued in respect thereof until final disposition of such claim.

               (iv) In the event the foregoing indemnities or insurance policies referred to in clauses (ii) and (iii) above become unavailable or unenforceable for any reason, 4Health agrees to indemnify and hold harmless the Indemnified Parties to the same extent as if such indemnities and insurance were available and in full force and effect.

               (v) The provisions of this Section 6.03(e) shall survive the consummation of the transactions contemplated hereby.

     SECTION 6.04. TAX AND ACCOUNTING TREATMENT. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code or from qualifying for the "pooling of interests" method of accounting as provided in APB 16.

     SECTION 6.05. PUBLIC ANNOUNCEMENTS. Neither party shall issue any press release or otherwise make any public statements with respect to the Merger without the approval of the other.

     SECTION 6.06. NSM LISTING. Each party hereto shall use all reasonable efforts to cause the shares of 4Health Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NSM or other national sec urities exchange prior to the Effective Time.

     SECTION 6.07. STOCK RESALE AGREEMENT. IN agrees to deliver, on or prior to the Effective Time, the agreement, in substantially the form of Exhibit C attached hereto, of Margarethe Irwin not to effect any sales of the 4Health Common Stock except in compliance with Rule 144 and upon her shares becoming registered under the Securities Act not in excess of the volume limitations specified in Rule 145(d) promulgated under the Securities Act. Thereafter, affiliates of the IN will continue to be subject to the requirements of Rule 145 and Rule 144 as provided therein.

     SECTION 6.08. NO INTERFERENCE. Pending the Closing, neither party shall take any action which would unreasonably be expected to interfere with the business or operations of the other.

     SECTION 6.09. FORM D FILING. At or immediately after the Closing, 4Health shall file with the Commission an appropriately completed, dated and executed Form D reflecting the issuance of the Merger Consideration.

                                    ARTICLE VII

                                 CLOSING CONDITIONS

     SECTION 7.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

          (a) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (b) SECURITIES LAWS. The Proxy Materials shall have been cleared by the Staff of the Commission for mailing to 4Health stockholders.

          (c) STOCKHOLDER APPROVAL. The Merger, this Agreement and the consummation of the transactions contemplated hereby shall have been approved and adopted upon written consent or by the requisite vote of the stockholders of IN and 4Health, respectively.

          (d) GOVERNMENTAL APPROVALS. All approvals, waivers and/or consents required to be issued by any Governmental Entity or otherwise respecting the Merger, this Agreement and the consummations of the transactions contemplated hereby shall have been timely obtained.

          (e) PROMISSORY NOTES. 4Health shall have executed and delivered three substantially identical promissory notes each in the principal amount of $210,000 and each substantially in the form of Exhibit D hereto payable to the respective or der of Messrs. Charles Paz, Roy Dahlen and Ken Bodger.

          (f) INDEMNITY AGREEMENTS. The officers and directors of 4Health who shall be in office immediately after the Closing shall each receive an Indemnity Agreement executed and delivered by 4Health and dated the Closing Date, each in substantially the form of Exhibit E.

     SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF 4HEALTH. The obligations of 4Health to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by 4Health, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of IN and Irwin contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). 4Health shall have received a certificate of the President and the Chief Financial Officer of IN and Irwin, dated the Closing Date, to such effect.

          (b) AGREEMENTS AND COVENANTS. IN and Irwin shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, the receipt of the approval and adoption by the requisite vote of the IN stockholders of the Merger, this Agreement and the consummation of the transactions contemplated thereby. 4Health shall have received a certificate of the President and the Chief Financial Officer of IN and Irwin, dated the Closing Date, to such effect.

          (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, assets, liabilities, financial condition or results of operations of IN or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, an IN Material Adverse Effect. 4Health shall have received a certificate of the President and the Chief Financial Officer of IN, dated the Closing Date, to such effect.

          (d) ABSENCE OF REGULATORY CONDITIONS. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of 4Health, to the continuing operation of the current or future business of IN, which imposes any condition or restriction upon 4Health or the business or operations of IN which, in the reasonable business judgment of 4Health, would be materially burdensome in the context of the transactions contemplated by this Agreement.

          (e) IN COUNSEL'S OPINION. 4Health shall have received from Gay L. Harwin, Esq., counsel to IN, a favorable opinion dated the Closing Date in form and substance reasonably satisfactory to 4Health and its counsel.

          (f) WITHHOLDING. IN must not have determined to withhold any amount from the Merger Consideration pursuant to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

          (g) COMFORT LETTER. 4Health shall have received a letter from Arthur Anderson LLP, dated as of a date within five days of the Closing Date and in a form reasonably satisfactory to 4Health, stating that they are independent public accountants, within the meaning of the Securities Act and the rules and regulations thereunder and that on the basis of a reading of the financial statements prepared by IN and inquiries of officers of IN responsible for financial and accounting matters and such other procedures and inquiries as may be specified in such letter, nothing has come to their attention which gives them reason to believe that (i) the financial statements furnished to 4Health in connection herewith were not prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis, (ii) during the period from September 30, 1997 to a specified date not more than five days prior to the Closing Date, there was any change in the capital stock or increase in the indebtedness for borrowed money of IN, and (iii) the Merger should not qualify for the "pooling of interests" method of accounting as provided in APB 16.

          (h) DISSENTERS' RIGHTS. No dissenters' rights have been asserted by any IN stockholders.

          (i) IN FINANCIAL STATEMENTS AND BALANCE SHEET. IN shall have furnished 4Health with the IN Financial Statements and IN Balance Sheet, each certified by IN's independent auditors, and the IN Disclosure Schedule at least 10 days prior to the Closing Date which shall be reasonably satisfactory in form and substance to 4Health.

          (j) EMPLOYMENT AGREEMENT. 4Health shall have executed and delivered to R. Lindsey Duncan at the Closing an Employment Agreement, dated the Closing Date, in substantially the form of Exhibit F.

          (k) NSM LISTING. The shares of Common Stock issued in the Merger shall have been listed for trading on the NSM.

     SECTION 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF IN. The obligations of IN to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by IN, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of 4Health contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). IN shall have received a certificate of the President and the Chief Financial Officer of 4Health, dated the Closing Date, to such effect.

          (b) AGREEMENTS AND COVENANTS. 4Health shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. IN shall have received a certificate of the President and the Chief Financial Officer of 4Health, dated the Closing Date, to such effect.

          (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, assets, liabilities, financial condition or results of operations of 4Health or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a 4Health Material Adverse Effect.
 IN shall have received a certificate of the President and the Chief Financial Officer of 4Health, dated the Closing Date, to such effect.

          (d) ABSENCE OF REGULATORY CONDITIONS. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of IN, to the continuing operation of the current or future business of 4Health, which imposes any condition or restriction upon IN or the business or operations of 4Health which, in the reasonable business judgment of IN, would be materially burdensome in the context of the transactions contemplated by this Agreement.

          (e) SSB&B OPINION. IN shall have received from Messrs. Satterlee Stephens Burke & Burke LLP, counsel to 4Health, a favorable opinion dated the Closing Date, in form and substance reasonably satisfactory to IN and its counsel. In rendering their opinion, Messrs. Satterlee Stephens Burke & Burke LLP shall be entitled to rely on the o pinion of Utah counsel as to matters involving Utah Law.

          (f) COMFORT LETTER. IN shall have received a letter from Arthur Anderson LLP, dated as of a date within five days of the Closing Date and in a form reasonably satisfactory to IN. stating that they are independent public accountants, within the meaning of the Securities Act and the rules and regulations thereunder, and that on the basis of a reading of the unaudited interim financial statements prepared by 4Health and inquiries of officers of 4Health responsible for financial and accounting matters and such other procedures and inquiries as may be specified in such letter, nothing has come to their attention which gives them reason to believe that (i) the unaudited financial statements included in 4Health's Quarterly Report on Form 10-Q for the third quarter ended September 30, 1997 were not prepared in accordance with the related requirements under the Securities Act or Exchange Act and generally accepted accounting principles and practices applied on a basis substantially consistent with those followed in the preparation of the audited financial statements included in 4Health's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and (ii) except as may have been disclosed in the 4Health Disclosure Schedule, during the period from September 30, 1997 to a specified date not more than five days prior to the Closing Date, there was any change in the capital stock or incr ease in the indebtedness for borrowed money of 4Health.

          (g) 4HEALTH DISCLOSURE SCHEDULE. 4Health shall have furnished IN with the 4Health Disclosure Schedule which shall be reasonably satisfactory in form and substance to IN.

          (h) EMPLOYMENT AGREEMENT. 4Health shall have executed and delivered to Klee Irwin at the Closing an Employment Agreement, dated the Closing Date, in substantially the form of Exhibit G.

          (i) NSM LISTING. The shares of Common Stock issued in the Merger shall have been listed for trading on the NSM.

          (j) RESIGNATIONS. 4Health shall have received the resignations of Cheryl Wheeler, Steven B. Beckman and Rockwell Schutjer as directors of 4Health, effective on or prior to the Effective Time.

                                    ARTICLE VIII

                         TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of IN and 4Health:

          (a)  by mutual consent of 4Health and IN;

          (b) by 4Health, upon a material breach of any representation, warranty, covenant or agreement on the part of IN set forth in this Agreement, or if any representation or warranty of IN shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by February 15, 1998 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a willful breach shall be deemed to cause such condition as to be incapable of being satisfied for purposes of this Section 8.01(b);

          (c) by IN, upon a material breach of any representation, warranty, covenant or agreement on the part of 4Health set forth in this Agreement, or if any representation or warranty of 4Health shall have become untrue, in either case such that the conditions set forth in Section 7.03, (a) or
Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by February 15, 1998 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of Section 8.01(c);

          (d) by either 4Health or IN, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement; or

          (e) by either 4Health or IN, if the Merger shall not have been consummated before February 15, 1998; provided, however, that this Agreement may be extended by written notice of either 4Health or IN to a date not later than March 6, 1998, if the Merger shall not have been consummated as a direct result of IN or 4Health having failed by February 15, 1998 to receive all required regulatory approvals or consents with respect to the Merger;

          (f) by 4Health or IN, if this Agreement and the Merger shall fail to be approved and adopted by the requisite numbers of stockholders of IN and 4Health in accordance with California and Utah Laws and the requirements of the NSM or NASD.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person contr olling any such party or any of their respective officers, directors, repre sentatives or agents, whether prior to or after the execution of this Agreement.

     SECTION 8.02.  EFFECT OF TERMINATION.  Except as provided in Section
8.05 or Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of 4Health or IN to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any material breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

     SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of IN and 4Health, (i) no amendment, which under paplicable Law may not be made without the approval of the stockholders of IN or 4Health, may be made without such approval, and
(ii) no amendment, which under the applicable rules of the NSM or NASD, may not be made without the approval of the stockholders of IN or 4Health, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or

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waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05.  FEES, EXPENSES AND OTHER PAYMENTS.

          (a) Except as provided in Section 8.05(c) of this Agreement, in the event the Merger is not consummated all Expenses (as defined in paragraph
(b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; PROVIDED, HOWEVER, in the event the Merger is consummated, all Expenses incurred in connection with the Merger and the trans actions contemplated thereby will be paid by 4Health.

          (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment ba nkers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

          (c)  IN agrees that if this Agreement is terminated pursuant to:

               (i) Section 8.01(b) and such termination is the result of a willful breach of any representation, warranty, covenant or agreement of IN contained herein; or

               (ii) Section 8.01(f) and such termination is the result of the failure of IN to secure the requisite stockholder consent to the Merger and this Agreement; then IN shall pay to 4Health as liquidated damages an amount equal to $200,000, which amount is inclusive of all of 4Health's Expenses.

          (d) 4Health agrees that if this Agreement is terminated pursuant to Section 8.01(c) and s uch termination is the result of a willful breach of any representation, warranty, covenant or agreement of 4Health contained herein; then 4Health shall pay to IN as liquidated damages an amount equal to $200,000, which amount is inclusive of all of IN's Expenses.

          (e)  Any payment required to be made pursuant to Section 8.05(c) or
Section 8.05(d) of this Agreement shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by IN or 4Health, as the case may be.

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                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

          (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and V and Sections 3.23, 6.02, 6.04 and 6.07 shall survive the Effective Time and those set forth in Sections 5.05(d), 8.02 and
8.05 and Article IX hereof shall survive termination.

     SECTION 9.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by air courier, or mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by facsimile transmission to the telecopier number specified below (to be followed promptly by personal or air courier delivery or mailing as hereinafter provided):

          (a)  If to 4Health, to:

                         5485 Conestoga Court
                         Boulder, Colorado 80301
                         Attn: R. Lindsey Duncan, President
                         Facsimile Number: (303) 546-6416

          with copy to:  Satterlee Stephens Burke & Burke LLP
                         230 Park Avenue, Suite 1130
                         New York, NY 10169
                         Attn: Peter A. Basilevsky, Esq.
                         Facsimile Number: (212) 818-9606

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          (b)  If to IN or Irwin, to:

                         10549 W. Jefferson Blvd.
                         Culver City, CA  90232
                         Attn:  Mr. Klee Irwin
                         Facsimile Number: (310) 202-9454

          with copy to:  Law Offices of Gay L. Harwin
                         10940 Wilshire Boulevard, Suite 1600
                         Los Angeles, CA 90024
                         Attn:  Gay L. Harwin, Esq.
                         Facsimile Number: (310) 443-4121

     SECTION 9.03. CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of IN Common Stock or 4Health Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, IN Common Stock or 4Health Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

          (c) "business day" means any day other than a day on which banks in the State of Colorado and/or the State of California are authorized or obligated to be closed;

          (d) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of IN or 4Health, as the case may be, has actual knowledge of such matter;

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          (f)  "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (g) "Significant Subsidiary" means any subsidiary of person that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

          (h) "subsidiary" or "subsidiaries" of IN, 4Health, or any other person, means any corporation, partnership, joint venture or other legal entity of which IN, 4Health or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, currently or in the past, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other gove rning body of such corporation or other legal entity.

     SECTION 9.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

     SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. ENTIRE AGREEMENT. Except as provided in that certain Agreement respecting a dietary supplement product entitled "PhenSafe", this Agreement (together with the Exhibits, the IN Disclosure Schedule and the 4Health Disclosure Schedule) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, including that certain Letter of Intent dated October 13, 1997, both written and oral, among the parties or between any of the m, with respect to the subject matter hereof.

     SECTION 9.07. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section
6.07 or Section 6.09), is intended to or shall confer upon

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any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09.  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.
No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   4HEALTH, INC.


                                   By:/s/R. Lindsey Duncan
                                      --------------------
                                   Name R. Lindsey Duncan
                                   Title:    President

                                   By:/s/Klee Irwin
                                      -------------
                                   Name:     Klee Irwin
                                   Title:    President

                                   /s/Klee Irwin
                                   -------------
                                   Klee Irwin

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